                                                Filed Pursuant to Rule 424(b)(1)
                                                Registration No. 33-30570

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 26, 1996)

$440,000,000
BERKSHIRE HATHAWAY INC.
1.00% SENIOR EXCHANGEABLE NOTES DUE DECEMBER 2, 2001
(SUBJECT TO EXCHANGE INTO SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF SALOMON INC)

The Notes are being offered by Berkshire Hathaway Inc. ("Berkshire") at a price of $907.78 per $1,000 principal amount due at maturity (the "Issue Price"). Interest on the Notes at the rate of 1.00% per annum on the principal amount due at maturity is payable semiannually on December 2 and June 2 of each year, commencing June 2, 1997. Such rate of interest and accrual of OID (as defined below) represents a yield to maturity of 3.00% per annum (computed on a semi-annual bond equivalent basis). "OID" means original issue discount calculated on a constant yield basis using the $1,000 principal amount due at maturity. The calculation of original issue discount for United States Federal income tax purposes will differ. The Notes will be issued with Tax OID (as defined herein) for U.S. Federal income tax purposes, which will be calculated under recently issued U.S. Treasury regulations governing contingent payment debt instruments. For a discussion of certain United States Federal income tax consequences for holders of Notes, see "Certain United States Federal Income Tax Considerations."

At maturity (including as a result of acceleration or otherwise), if both (1) the 10-Day Average Closing Price (as defined herein) of the common stock, par value $1.00 per share (the "Salomon Common Stock"), of Salomon Inc, a Delaware corporation ("Salomon"), and (2) the Closing Price (as defined herein) of Salomon Common Stock on the last trading day (as defined herein) prior to maturity are equal to or greater than the Exchange Price (as defined herein) then in effect, each Note will be exchanged by Berkshire into Salomon Common Stock at an exchange rate (the "Exchange Rate") of 17.65 shares of Salomon Common Stock per Note or, at Berkshire's option, cash equal to the product of the Exchange Rate and the Current Market Value (as defined herein) of Salomon Common Stock. In all other circumstances, Berkshire will pay at maturity $1,000 per Note (or, in the event the Notes mature prior to December 2, 2001, the Accreted Value (as defined herein) thereof). Accrued and unpaid interest to maturity will be payable by Berkshire in cash on all Notes outstanding at maturity. The Exchange Rate will be subject to adjustment upon the occurrence of certain events affecting the Salomon Common Stock.

On the last trading day of January, April, July and October, from and including January 1997 through and including July 2001 (each, an "Exchange Date"), any Notes (other than Notes with respect to which a notice of exchange for Salomon Common Stock has been delivered by Berkshire) will be exchangeable, at the option of the holder, for shares of Salomon Common Stock at the Exchange Rate then in effect, provided that the Closing Price of Salomon Common Stock on the Exchange Date exceeds the Exchange Price then in effect, and subject to certain additional conditions. In addition, if a prospectus is required to be delivered under the Securities Act and is not available to Berkshire for use during any Exchange Period (as defined herein), the foregoing exchange rights will be subject to cancellation or postponement as described under "Description of the Notes -- Exchange at Option of Holder."

The Notes will not be redeemable or exchangeable at the option of Berkshire prior to December 2, 1999. Thereafter, (1) at any time when both (A) the 10-Day Average Closing Price of Salomon Common Stock on the date on which the applicable notice of redemption is given and (B) the Closing Price of Salomon Common Stock on the last trading day prior to such date are equal to or greater than the Exchange Price then in effect, Berkshire may, at its option, either (i) exchange the Notes, in whole or in part, for shares of Salomon Common Stock at the Exchange Rate then in effect or (ii) redeem the Notes, in whole or in part, in cash at a price per Note equal to the product of the Exchange Rate then in effect and the Current Market Value of Salomon Common Stock on the date on which the applicable notice of redemption is given, and (2) at any other time, Berkshire may, at its option, redeem the Notes, in whole or in part, in cash at a price per Note equal to the Accreted Value of the Notes on the date of redemption. Berkshire may not redeem the Notes for cash during certain periods as described under "Description of the Notes -- Redemption or Exchange at Option of Berkshire."

The Notes are not subject to any sinking fund prior to maturity.

Attached hereto as Appendix A is a prospectus supplement and prospectus of Salomon (the "Salomon Prospectus") covering the shares of Salomon Common Stock which may be received by a holder of Notes at maturity or upon exchange prior to maturity.

The Salomon Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "SB." An application has been filed to list the Notes on the NYSE.

PROSPECTIVE INVESTORS ARE URGED TO CONSIDER CAREFULLY THE INFORMATION CONTAINED UNDER "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE S-6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------
                           PRINCIPAL
                             AMOUNT
                             DUE AT                  PRICE TO              UNDERWRITING            PROCEEDS TO
                            MATURITY                PUBLIC(1)                DISCOUNT             BERKSHIRE(1)(2)
Per Note.............    100%                     90.778%                  1.361%                 89.417%
Total(3).............    $440,000,000             $399,423,200             $5,988,400             $393,434,800
----------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest and OID, if any, from December 2, 1996.

(2) Before deducting estimated expenses of $295,500 payable by Berkshire.

(3) Berkshire has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus Supplement, to purchase up to an additional $60,000,000 aggregate principal amount due at maturity of Notes at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Principal Amount Due at Maturity, Price to Public, Underwriting Discount, and Proceeds to Berkshire will be $500,000,000, $453,890,000, $6,805,000, and $447,085,000, respectively. See "Plan of Distribution."

The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made at the office of Salomon Brothers Inc, or through the facilities of The Depository Trust Company, on or about December 2, 1996.

SALOMON BROTHERS INC
                                           GOLDMAN, SACHS & CO.
                                                               SMITH BARNEY INC.
The date of this Prospectus Supplement is November 26, 1996.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AND/OR SALOMON COMMON STOCK AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors Relating to the Notes." For definitions of certain terms used in this Prospectus, see "Description of the Notes -- Certain Definitions."

                                  THE OFFERING

SECURITIES OFFERED.........  $440,000,000 in aggregate principal amount due at maturity of 1.00% Senior Exchangeable Notes Due December 2, 2001 ($500,000,000 in aggregate principal amount due at maturity if the Underwriters' over-allotment option is exercised in full).

ISSUE PRICE................  $907.78 per $1,000 principal amount due at maturity.

MATURITY DATE..............  December 2, 2001.

INTEREST...................  1.00% per annum on the principal amount due at maturity (or approximately 1.10% per annum on the Issue Price), payable semi-annually in cash on December 2 and June 2 of each year, commencing June 2, 1997.

YIELD TO MATURITY OF
NOTES......................  3.00% per annum, computed on a semi-annual bond equivalent basis giving effect both to the accrual of OID (calculated based on the excess of the principal amount due at maturity over the Issue Price) and the accrual of interest, calculated from December 2, 1996. See "Certain United States Federal Income Tax Considerations."

PAYMENT OR EXCHANGE AT
  MATURITY.................  At maturity (including as a result of acceleration or otherwise) if both (1) the 10-Day Average
                             Closing Price of Salomon Common Stock at maturity and (2) the Closing Price of Salomon Common Stock on the last trading day prior to maturity are equal to or greater than the Exchange Price then in effect, each Note will be exchanged by Berkshire into 17.65 shares of Salomon Common Stock per Note (the "Exchange Rate"), or Berkshire may, at its option, deliver cash, in lieu of delivering shares of Salomon Common Stock, in an amount equal to the product obtained by multiplying the Exchange Rate by the Current Market Value (as defined below) of Salomon Common Stock at maturity. In all other circumstances, Berkshire will pay at maturity, in cash, a price per Note equal to the principal amount due at maturity (or, in the event the Notes mature prior to the Maturity Date, the Accreted Value thereof). In all events, accrued and unpaid interest to maturity will be payable by Berkshire in cash on all Notes outstanding at maturity. The Exchange Rate will be subject to adjustment upon the occurrence of certain events affecting the Salomon Common Stock as described under "Description of the Notes -- Adjustment of Exchange Rate." "Current Market Value" of Salomon Common Stock on any date of determination means the greater of (1) the 10-Day Average Closing Price as of such date and (2) the Closing Price of Salomon Common Stock on the trading day immediately preceding such date (or, if determined after the close of business on any trading day, the Closing Price of Salomon Common Stock on such trading day). "10-Day Average Closing Price" of Salomon Common Stock as of any date of determination means the average Closing Price of Salomon Common Stock on the 10 trading days immediately prior to such date (or, if determined after the close of business on any trading day, the average Closing Price of Salomon Common Stock on such trading day and the nine trading days immediately prior to such date).

EXCHANGE AT OPTION OF THE
  HOLDER...................  On the last trading day of each January, April,
                             July and October, from and including January 1997 through and including July 2001 (each an "Exchange Date"), any Notes (other than Notes with respect to which a notice of exchange for Salomon Common Stock has been delivered by Berkshire prior to such Exchange Date) will be exchangeable, at the option of the holder, for shares of Salomon Common Stock at the Exchange Rate then in effect, provided that
                             (1) such holder has delivered such Notes to the Trustee during the Exchange Period (as defined below) in accordance with the procedures set forth in the Indenture and (2) the Closing Price of Salomon Common Stock on the Exchange Date exceeds the Exchange Price then in effect, and subject to certain additional conditions. In addition, if a prospectus is required to be delivered under the Securities Act and is not available to Berkshire for use during any Exchange Period, the foregoing exchange rights will be subject to cancellation or postponement as described under "Description of the Notes -- Exchange at Option of Holder." The "Exchange Period" with respect to any Exchange Date means the period from the opening of business on the business day immediately prior to such Exchange Date until the close of business on such Exchange Date.

REDEMPTION OR EXCHANGE AT
  OPTION OF BERKSHIRE......  The Notes will not be redeemable or exchangeable at the option of Berkshire prior to December 2, 1999. Thereafter, (1) at any time when both (A) the 10-Day Average Closing Price of Salomon Common Stock on the date on which the applicable notice of redemption is given and (B) the Closing Price of Salomon Common Stock on the last trading day prior to such date are equal to or greater than the Exchange Price then in effect, Berkshire may, at its option, either (i) exchange the Notes, in whole or in part, for shares of Salomon Common Stock at the Exchange Rate then in effect or (ii) redeem the Notes, in whole or in part, in cash at a price per Note equal to the product of the Exchange Rate then in effect and the Current Market Value of Salomon Common Stock on the date on which the applicable notice of redemption is given, and (2) at any other time, Berkshire may, at its option, redeem the Notes, in whole or in part, in cash at a price per Note equal to the Accreted Value of the Notes on the date of redemption. However, Berkshire may not give any notice of redemption for cash prior to or during any Exchange Period if the redemption date would occur during or after such Exchange Period.

SINKING FUND...............  None.

RANKING....................  The Notes will be unsecured obligations of
                             Berkshire ranking on a parity with all other unsecured and unsubordinated indebtedness of Berkshire. "Unsubordinated" indebtedness refers to debt obligations of Berkshire that are not specifically by their terms subordinated or junior in rank to other, more senior, debt obligations of Berkshire.

                             Berkshire is a holding company that conducts virtually all of its operations through subsidiaries and, therefore, the Notes will effectively be subordinated to indebtedness and other liabilities of Berkshire's subsidiaries. As of September 30, 1996, Berkshire's subsidiaries had approximately $16.8 billion of total indebtedness and other liabilities, while Berkshire had no secured indebtedness. The Indenture does not limit the ability of Berkshire or its subsidiaries to incur additional indebtedness (including secured indebtedness).

CERTAIN UNITED STATES
  FEDERAL INCOME TAX
  CONSIDERATIONS...........  Because the Notes will be treated as contingent payment debt obligations of Berkshire, and because by accepting Notes holders thereof agree to this treatment of the Notes, U.S. Holders (as defined herein) of the Notes will be required to include original issue discount for United States federal income tax purposes ("Tax OID") in gross income on a constant yield basis over the term of the Notes. The amount of Tax OID will equal the excess of (i) the sum of the cash interest payable over the life of the Notes and an assumed amount payable at maturity of the Notes over (ii) the Issue Price of the Notes. Such Tax OID will be includible in a U.S. Holder's gross income for United States federal income tax purposes (as ordinary income) over the life of the Notes, regardless of when (or whether) cash (or Salomon Common Stock) attributable to such Tax OID is actually received by such holder. The amount of Tax OID includible in a U.S. Holder's gross income during any period will exceed the cash interest payable with respect to a Note for such period. Furthermore, because the amount of Tax OID is calculated based (in part) on an assumed amount payable at maturity, if the value of the Salomon Common Stock or cash actually paid at maturity is, in fact, less than the assumed amount payable at maturity, a U.S. Holder will have recognized taxable income in periods prior to maturity that exceed such holder's economic income from the holding of the Note during such periods (with an offsetting ordinary loss at maturity of the Note). If a U.S. Holder receives shares of Salomon Common Stock (or the cash equivalent thereof) upon a retirement, redemption or optional exchange of a Note, such holder will recognize ordinary taxable income to the extent the value of such Salomon Common Stock (or cash equivalent) exceeds the assumed amount payable at maturity that was taken into account in determining the amount of Tax OID with respect to the Note. A U.S. Holder will also be required to treat any gain recognized upon a sale of a Note as ordinary income (rather than capital gain). See "Certain United States Federal Income Tax Considerations."

USE OF PROCEEDS............  The net proceeds received from the sale of Notes will be used for general corporate purposes.

LISTING....................  An application has been filed to list the Notes on the NYSE. The Salomon Common Stock is currently listed on the NYSE under the symbol "SB."

                       RISK FACTORS RELATING TO THE NOTES

     As described in more detail below, the trading price of the Notes may vary considerably prior to maturity due to, among other things, fluctuations in the price of Salomon Common Stock and other events that are difficult to predict and beyond Berkshire's control.

COMPARISON TO OTHER DEBT SECURITIES

     The terms of the Notes differ from those of ordinary debt securities in that the amount that a holder of the Notes will receive at maturity or upon redemption or exchange of the Notes prior to maturity is not fixed, but may be based on the price of the Salomon Common Stock as described under "Description of the Notes." Berkshire will not have the right to exchange the Notes for Salomon Common Stock at or prior to maturity unless both (1) the 10-Day Average Closing Price of Salomon Common Stock at maturity or on the date on which the applicable notice of redemption is given and (2) the Closing Price of Salomon Common Stock on the last trading day prior to such date are equal to or greater than the Exchange Price then in effect. Therefore, the value (based on such average and last-day Closing Prices) of the shares of Salomon Common Stock (or the equivalent cash amount) received by a holder of Notes at maturity will not be less than the principal amount due at maturity of the Notes. However, the value of the shares of Salomon Common Stock received by a holder upon exchange of the Notes at Berkshire's option prior to maturity may fluctuate during the 15 to 30 day period between the date on which the applicable notice of exchange is given and the effective date of such exchange and, therefore, the value of such shares on such effective date may be less than the Accreted Value of the Notes on such date. In addition, the amount of cash received upon any redemption of the Notes at Berkshire's option prior to maturity will be determined as of the date on which the applicable notice of redemption is given and, therefore, such cash amount may be less than the value (determined as of the redemption date) of the shares of Salomon Common Stock into which such Notes are exchangeable.

     In addition, the opportunity for equity appreciation afforded by an investment in the Notes is less than the opportunity for equity appreciation afforded by an investment in the Salomon Common Stock because the amount receivable by a holder of Notes upon redemption or exchange of the Notes at or prior to maturity will exceed the Accreted Value of such Notes only if both (1) the 10-Day Average Closing Price of Salomon Common Stock at maturity or on the date on which the applicable notice of redemption is given and (2) the Closing Price of Salomon Common Stock on the last trading day prior such date are equal to or greater than the Exchange Price then in effect. The Exchange Price initially will be $51.43 representing an appreciation of approximately 10.31% over the Closing Price of the Salomon Common Stock on the NYSE on November 25, 1996.

RELATIONSHIP OF THE NOTES AND SALOMON COMMON STOCK

     The market price of the Notes at any time may be affected by changes in the price of Salomon Common Stock. Berkshire is making no prediction to prospective holders of Notes as to whether the price of Salomon Common Stock will rise or fall. Trading prices of Salomon Common Stock will be determined by Salomon's operational results and by complex and interrelated economic, financial, political and other factors that can affect the capital markets generally, the NYSE (on which the Salomon Common Stock is traded) and the market segment of which Salomon is a part.

     Holders of the Notes will not be entitled to any rights with respect to Salomon Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as such Notes have been exchanged at or prior to maturity for shares of Salomon Common Stock and the applicable record date, if any, for the exercise of such rights occurs after such date.

IMPACT OF THE NOTES ON THE MARKET FOR THE SALOMON COMMON STOCK

     It is not possible to predict accurately how or whether the Notes will trade in the secondary market or whether such market will be liquid. Any market that develops for the Notes is likely to influence and be influenced by the market for the Salomon Common Stock. For example, the price of the Salomon Common Stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market of substantial additional amounts of Salomon Common Stock at the maturity of the Notes, by possible sales of Salomon Common Stock by investors who view the Notes as a more attractive means of equity participation in Salomon and by hedging or arbitrage trading activity that may develop involving the Notes and the Salomon Common Stock.

DILUTION OF SALOMON COMMON STOCK

     The Exchange Rate (which determines the number of shares of Salomon Common Stock that holders of the Notes are entitled to receive upon the exchange at or prior to maturity) or the exchange consideration is subject to adjustment for certain events arising from, among others, a merger or consolidation in which Salomon is not the surviving or resulting corporation, a sale or other transfer of all or substantially all of the assets of Salomon and the liquidation, dissolution, winding up or bankruptcy of Salomon, as well as stock splits and combinations, stock dividends and certain other actions of Salomon that modify its capital structure. See "Description of the Notes -- Adjustment of Exchange Rate." The Exchange Rate or the exchange consideration may not be adjusted for other events, such as offerings of Salomon Common Stock for cash or in connection with acquisitions, that may adversely affect the price of Salomon Common Stock and, because of the relationship between the Notes and the price of Salomon Common Stock, such other events may adversely affect the trading price of the Notes. There can be no assurance that Salomon or Berkshire will not make offerings of Salomon Common Stock or take such other action in the future or as to the amount of such offerings, if any. See "Relationship Between Berkshire and Salomon."

NO OBLIGATION ON PART OF SALOMON WITH RESPECT TO THE NOTES

     Other than its obligation to make available a Salomon Prospectus for use by Berkshire in connection with any exchange of Notes at the option of the holder as described under "Description of the Notes -- Exchange at Option of Holder," Salomon has no obligations with respect to the Notes, including any obligation to take the needs of Berkshire as issuer of the Notes or of holders of the Notes into consideration for any reason. Salomon will not receive any of the proceeds of the offering of the Notes, other than the portion of the Underwriting Discount earned by Salomon Brothers Inc, a wholly owned subsidiary of Salomon, in connection with the underwriting of the Notes. Salomon will not be involved with the administration of the Notes and will have no obligations with respect to the election of consideration received by holders of the Notes at maturity or upon redemption or exchange prior to maturity.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

     The Notes are novel securities and there is currently no secondary market for the Notes. The Underwriters (other than Salomon Brothers Inc) currently intend, but are not obligated, to make a market in the Notes. See "Plan of Distribution." There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide the holders of the Notes with liquidity of investment or that it will continue for the life of the Notes.

     An application has been filed to list the Notes on the NYSE. However, there can be no assurance that, if so listed, the Notes will not later be delisted or that trading in the Notes on the NYSE will not be suspended. In the event of a failure to list, delisting or suspension of trading on such market, Berkshire will apply for quotation on another trading market or for listing of the Notes on another national securities exchange. If the Notes are not listed or traded on any securities exchange or trading market, or if trading of the Notes is suspended, pricing information for the Notes may be difficult to obtain, and the liquidity of the Notes may be adversely affected.

TAX CONSEQUENCES

     Because the Notes will be treated as contingent payment debt obligations of Berkshire, and because by accepting Notes holders thereof agree to this treatment of the Notes, U.S. Holders of the Notes will be required to include original issue discount for U.S. Federal income tax purposes ("Tax OID") in gross income on a constant yield basis over the term of the Notes. The amount of Tax OID will equal the excess of (i) the sum of the cash interest payable over the life of the Notes and an assumed amount payable at maturity of the Notes over
(ii) the Issue Price of the Notes. Such Tax OID will be includible in a U.S. Holder's gross income for U.S. Federal income tax purposes (as ordinary income) over the life of the Notes, regardless of when (or whether) cash (or Salomon Common Stock) attributable to such Tax OID is actually received by such holder. The amount of Tax OID includible in a U.S. Holder's gross income during any period will exceed the cash interest payable with respect to a Note for such period. Furthermore, because the amount of Tax OID is calculated based (in part) on an assumed amount payable at maturity, if the value of the Salomon Common Stock or cash actually paid at maturity is, in fact, less than the assumed amount payable at maturity, a U.S. Holder will have recognized taxable income in periods prior to maturity that exceed such holder's economic income from the holding of a Note during such periods (with an offsetting ordinary loss at maturity of the Note). If a U.S. Holder receives shares of Salomon Common Stock (or the cash equivalent thereof) upon a retirement, redemption or optional exchange by the holder of a Note, such holder will recognize ordinary taxable income to the extent the value of such Salomon Common Stock (or cash equivalent) exceeds the assumed amount payable at maturity that was taken into account in determining the amount of Tax OID with respect to the Note. A U.S. Holder will also be required to treat any gain recognized upon a sale of a Note as ordinary income (rather than capital gain). See "Certain United States Federal Income Tax Considerations."

                                  SALOMON INC

     Salomon Inc conducts global investment banking, global securities and commodities trading, and U.S. oil refining and gathering activities. Investment banking activities are conducted by Salomon Brothers Holding Company Inc and its subsidiaries, including Salomon Brothers Inc ("Salomon Brothers"). Salomon Brothers provides capital raising, advisory, trading and risk management services to its customers, and executes proprietary trading strategies on its own behalf. Salomon Inc's commodities trading activities are conducted by its wholly owned subsidiary, Phibro Inc., and its subsidiaries. Oil refining and gathering activities are conducted by Basis Petroleum, Inc. At November 8, 1996, Salomon employed 8,639 people.

     Attached hereto as Appendix A is the Salomon Prospectus covering the shares of Salomon Common Stock offered in connection with the Notes. Information about reports, proxy statements and other information concerning Salomon filed with the Securities and Exchange Commission and the NYSE is contained on page 2 of the Salomon Prospectus.

                   RELATIONSHIP BETWEEN BERKSHIRE AND SALOMON

     As of the date of this Prospectus Supplement, Berkshire beneficially owns 21,370,437 shares of Salomon Common Stock, representing approximately 18% of the outstanding voting power of Salomon. Such beneficial ownership consists of (1) 10,317,806 shares of Salomon Common Stock held by subsidiaries of Berkshire and
(2) 420,000 shares of the 9.00% Series A Cumulative Convertible Preferred Stock of Salomon ("Salomon Convertible Preferred Stock") held by subsidiaries of Berkshire, which shares are convertible, at the option of the holder, into an aggregate of 11,052,631 shares of Salomon Common Stock at the current conversion rate.

     In October 1987, pursuant to a Purchase Agreement dated September 27, 1987, between Salomon and Berkshire (the "Purchase Agreement"), Salomon issued to certain affiliates of Berkshire an aggregate of 700,000 shares of Salomon Convertible Preferred Stock. In the Purchase Agreement, Berkshire (which for purposes of the Purchase Agreement includes the affiliates of Berkshire) agreed that (1) Berkshire will not sell any Salomon securities owned by it to a third party without first giving Salomon or its designee a reasonable opportunity to purchase such securities at the same price and on the same terms and conditions proposed with respect to an anticipated sale by Berkshire to a third party, and
(2) if Salomon does not exercise its right of first refusal and buy Salomon securities which Berkshire proposes to sell, Berkshire will not knowingly sell to any one entity or group acting in concert Salomon securities giving such entity or group securities which amount in the aggregate to over 5% of the Salomon voting stock outstanding at the time of the sale. In the Purchase Agreement, Salomon agreed to use its best efforts to nominate and elect Warren E. Buffett and Charles T. Munger, or two other Berkshire representatives reasonably acceptable to Salomon, to Salomon's Board of Directors, so long as Berkshire owns at least 5% of Salomon's outstanding voting securities.

     On October 31, 1995, pursuant to the terms of the Certificate of Designation of the Salomon Convertible Preferred Stock, Salomon redeemed 140,000 shares of Salomon Convertible Preferred Stock for a redemption price of $140,000,000. On October 29, 1996, Berkshire converted the 140,000 shares of Salomon Convertible Preferred Stock that would otherwise have been redeemed by Salomon on October 31, 1996, into 3,684,206 shares of Salomon Common Stock. If the shares called for redemption are not previously converted, one-third of the remaining 420,000 shares of Salomon Convertible Preferred Stock are to be redeemed annually on each October 31 of 1997 through 1999 at $1,000 per share plus any accrued but unpaid dividends. No cash dividends may be paid on the Salomon Common Stock, nor may Salomon repurchase any Salomon Common Stock, if dividends or required redemptions of the Salomon Convertible Preferred Stock are in arrears.

     Berkshire has asked Salomon, pursuant to Salomon's obligations under the Purchase Agreement, to file a registration statement under the Securities Act registering the shares of Salomon Common Stock that may be delivered upon exchange of the Notes. Pursuant to the Purchase Agreement, Salomon will pay certain expenses arising in connection with such registration. In addition, Salomon will waive its right of first refusal under the Purchase Agreement with respect to the delivery of shares of Salomon Common Stock in exchange for the Notes.

     Berkshire has also advised Salomon that, depending upon its evaluation of market conditions and investment alternatives, Berkshire may effect other types of transactions that could result in a disposition of a portion of its shares of Salomon Common Stock, or may determine not to effect any such transaction. Berkshire expects to remain a large shareholder of Salomon even if, over time, it disposes of a portion of its shares of Salomon Common Stock. In that connection, Berkshire has advised Salomon that Mr. Buffett, Berkshire's Chairman and Chief Executive Officer, and Mr. Munger, its Vice Chairman, expect to remain on Salomon's Board of Directors, with Mr. Buffett continuing to serve as Chairman of the Executive Committee. In addition, Louis A. Simpson, President and Chief Executive Officer--Capital Operations of GEICO Corporation, a wholly owned subsidiary of Berkshire, would expect to remain a director of Salomon and to continue serving as Chairman of the Audit Committee.

            PRICE RANGE OF SALOMON COMMON STOCK AND DIVIDEND POLICY

     Salomon Common Stock is listed on the NYSE under the symbol "SB." The following table sets forth the high and low sales prices of the Salomon Common Stock as reported on the NYSE and the dividends paid per share thereon for the calendar periods listed below:

                                                                                DIVIDENDS
                                                              HIGH     LOW      PER SHARE
                                                              ----     ----     ---------
    1994
      First Quarter.........................................  $52 3/4  $44 3/4    $ .16
      Second Quarter........................................  52 5/8   47 1/4       .16
      Third Quarter.........................................  48 1/4   38 1/2       .16
      Fourth Quarter........................................    42       35         .16
    1995
      First Quarter.........................................  40 1/8   32 1/4       .16
      Second Quarter........................................  43 1/4   33 1/4       .16
      Third Quarter.........................................  41 1/8   34 3/4       .16
      Fourth Quarter........................................  40 5/8   33 7/8       .16
    1996
      First Quarter.........................................  39 1/4   34 7/8       .16
      Second Quarter........................................  44 1/4   36 1/8       .16
      Third Quarter.........................................  46 7/8     38         .16
      Fourth Quarter (through November 25, 1996)............    49     44 1/8       .16

     As of November 22, 1996, there were approximately 11,559 holders of record of Salomon Common Stock, including The Depository Trust Company which holds shares of Salomon Common Stock on behalf of an indeterminate number of beneficial owners.

     On November 25, 1996, the closing sale price of Salomon Common Stock on the NYSE was $46 5/8 per share.

     Berkshire makes no representation as to the amount of dividends, if any, that Salomon will pay in the future. In any event, holders of the Notes will not be entitled to receive any dividends that may be payable on Salomon Common Stock until such time, if any, as the Notes shall have been exchanged for shares of Salomon Common Stock and a record date, if any, for such dividend occurs after such date. See "Description of the Notes."

                                USE OF PROCEEDS

     The net proceeds to be received by Berkshire from the sale of the Notes will be used for general corporate purposes.

               SELECTED CONSOLIDATED FINANCIAL DATA OF BERKSHIRE

     The selected consolidated financial data which follows should be read in conjunction with the restated audited consolidated financial statements and accompanying notes and the unaudited condensed consolidated financial statements and accompanying notes of Berkshire in the documents which are incorporated by reference into the Prospectus of Berkshire attached hereto. Berkshire's consolidated financial statements for the years ended December 31, 1991 through December 31, 1995 and the nine months ended September 30, 1995 have been restated to account for Berkshire's acquisition of GEICO Corporation on January 2, 1996. The condensed consolidated financial statements of Berkshire as of September 30, 1996 and September 30, 1995 and for the nine months ended September 30, 1996 and September 30, 1995 are unaudited; however, in Berkshire's opinion, they reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations for such periods. See "Available Information" and "Incorporation of Certain Documents by Reference" in the Prospectus.

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                                  YEAR ENDED DECEMBER 31,
                               -----------------------       --------------------------------------------------------------------
                                 1996           1995           1995           1994           1993           1992           1991
                               --------       --------       --------       --------       --------       --------       --------
                                                                     (DOLLARS IN MILLIONS)
Revenues:
  Sales and service
    revenues.................  $2,137.0       $1,871.4       $2,755.9       $2,351.9       $1,962.9       $1,774.4       $1,651.1
  Insurance premiums
    earned...................   2,904.8          579.4          957.5          923.2          650.7          664.3          776.4
  Interest, dividend and
    other investment
    income...................     582.5          456.1          629.2          519.0          520.7          485.5          482.8
  Income from finance
    businesses...............      16.9           21.5           26.6           24.9           22.2           20.7           19.5
  Realized investment
    gain(1)..................   2,428.6(2)       141.2          194.1           91.3          546.4           89.9          192.5
                               --------       --------       --------       --------       --------       --------       --------
        Total revenues.......  $8,069.8       $3,069.6       $4,563.3       $3,910.3       $3,702.9       $3,034.8       $3,122.3
                               ========       ========       ========       ========       ========       ========       ========
Earnings:
  Before realized investment
    gain and cumulative
    effect of accounting
    change...................  $  555.3       $  435.5       $  669.9       $  491.9(3)    $  520.2(4)    $  400.8       $  382.8
  Realized investment
    gain(1)..................   1,588.6(2)        90.2          125.0           61.1          356.7           59.6          124.2
  Cumulative effect of change
    in accounting for income
    taxes....................        --             --             --             --          (33.3)            --             --
                               --------       --------       --------       --------       --------       --------       --------
        Net earnings.........  $2,123,9       $  525.7       $  794.9       $  553.0       $  843.6       $  460.4       $  507.0
                               ========       ========       ========       ========       ========       ========       ========
Sources of net earnings:
  Property and casualty
    insurance................  $  454.5       $  331.3       $  496.4       $  487.3       $  436.2       $  287.8       $  275.0
  Non-insurance businesses...     123.2          111.5          191.4          202.2          166.5          154.1          131.8
  Realized investment
    gain(1)..................   1,568.6(2)        90.2          125.0           61.1          356.7           59.6          124.2
  Interest expense...........     (45.1)         (25.2)         (34.9)         (37.3)         (35.6)         (62.9)         (57.2)
  Other......................      22.7           17.9           17.0           12.3            6.7           21.8           33.2
                               --------       --------       --------       --------       --------       --------       --------
  Earnings before
    non-recurring charges and
    effect of accounting
    change...................   2,123.9          525.7       $  794.9       $  725.6       $  930.5       $  460.4       $  507.0
  Non-recurring charges and
    effect of accounting
    change...................        --             --             --         (172.6)(3)      (86.9)(5)         --             --
                               --------       --------       --------       --------       --------       --------       --------
  Net earnings...............  $2,123.9       $  525.7       $  794.9       $  553.0       $  843.6       $  460.4       $  507.0
                               ========       ========       ========       ========       ========       ========       ========
  Ratio of earnings to fixed
    charges(6)...............     34.01x         13.15x         14.14x         10.90x         19.11x          7.43x          7.38x
                               ========       ========       ========       ========       ========       ========       ========

                                      AS OF SEPTEMBER 30,                              AS OF DECEMBER 31,
                                    -----------------------     -----------------------------------------------------------------
                                      1996          1995          1995          1994          1993          1992          1991
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
                                                                        (DOLLARS IN MILLIONS)
Balance sheet data:
Total assets......................  $39,206.7     $27,165.3     $28,711.4     $20,609.6     $18,697.5     $15,721.5     $13,869.9
Borrowings under investment           1,435.2         806.6       1,061.7         810.7         972.4       1,154.7       1,100.5
  agreements and other debt(7)....
Shareholders' equity..............   21,188.7      15,685.0      16,738.7      11,651.5      10,140.2       8,132.9       7,145.0

---------------

(1) The amount of realized investment gain/loss for any given period has no predictive value, and variations in amount from period to period have no practical analytical value, particularly in view of the unrealized appreciation now existing in Berkshire's consolidated investment portfolio.

(2) In March 1996, The Walt Disney Company completed its acquisition of Capital Cities/ABC, Inc. A pre-tax realized gain related to this transaction of $2.2 billion ($1.4 billion after-tax) is included in 1996's year-to-date results.

(3) Includes a charge of $172.6 million representing an other-than-temporary decline in value of investment in USAir Group, Inc. preferred stock.

(4) Includes a charge of $53.6 million representing the effect of the change in U.S. Federal income tax rates on deferred taxes applicable to unrealized appreciation.

(5) Includes a charge of $33.3 million related to change in accounting for income taxes and $53.6 million as described in (4) above.

(6) Earnings represent income before provision for income taxes and fixed charges. Fixed charges, which exclude fixed charges of Berkshire's finance businesses, consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, and such portion of rental charges considered to be representative of the interest component in the particular case. Including fixed charges of finance businesses, which consist of interest on indebtedness and, in years prior to 1994, interest on savings deposits, the ratios of earnings to fixed charges were as follows:

        NINE MONTHS ENDED
          SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
        ------------------    ---------------------------------------------------
         1996       1995       1995       1994       1993       1992       1991
        -------    -------    -------    -------    -------    -------    -------
        27.31x      9.70x     10.48x      7.82x     14.21x      5.93x      5.71x

(7) Excludes borrowings of finance businesses.

                          CAPITALIZATION OF BERKSHIRE

     The following table sets forth the capitalization of Berkshire and its consolidated subsidiaries at September 30, 1996 and as adjusted to give effect to the issuance of the Notes being offered hereby.

                                                                  SEPTEMBER 30, 1996
                                                             -----------------------------
                                                             OUTSTANDING    AS ADJUSTED(1)
                                                             -----------    --------------
                                                                 (DOLLARS IN MILLIONS)
        Notes offered hereby..............................    $      --       $    399.4
        Borrowings under investment agreements............      1,145.1          1,145.1
        Other long term debt..............................        679.2            679.2
        Minority shareholders' interests..................        311.8            311.8
        Shareholders' equity(2)...........................    $21,188.7       $ 21,188.7
                                                              ---------        ---------
             Total Capitalization                             $23,324.8       $ 23,724.2
                                                              =========        =========

---------------

(1) Assuming the Underwriters' over-allotment option is exercised in full, the Notes offered hereby and total capitalization at September 30, 1996, as adjusted, would have been $453.9 and $23,778.7, respectively.

(2) At September 30, 1996, Berkshire had 1,500,000 authorized shares of Class A Common Stock, $5.00 par value per share, of which 1,189,074 shares were issued and outstanding, and 50,000,000 authorized shares of Class B Common Stock, $.1667 par value per share, of which 650,640 shares were issued and outstanding.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus under the "Description of Debt Securities" to which reference is hereby made.

GENERAL

     The Notes are to be issued under an indenture dated as of December 1, 1987 (as supplemented from time to time, the "Indenture"), between Berkshire and State Street Bank and Trust Company, as trustee (the "Trustee"). A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain capitalized terms used in this Prospectus. Capitalized terms used herein and not otherwise defined have the meanings set forth in the section, "-- Certain Definitions."

     The Notes will mature on December 2, 2001 (the "Maturity Date"). The Notes will be limited to $440,000,000 aggregate principal amount due at maturity ($500,000,000 in aggregate principal amount due at maturity if the Underwriters' over-allotment option is exercised in full), and will be issued in registered form without coupons in denominations of $1,000 and any integral multiple thereof. Unless payment on the Notes is accelerated or the Notes are redeemed or exchanged or otherwise mature prior to the Maturity Date, the principal amount due at maturity of each Note is $1,000.

     The Notes are being offered at a discount from their principal amount due at maturity. In addition, the Notes will be issued with Tax OID for U.S. Federal income tax purposes, which will be calculated under recently issued U.S. Treasury regulations governing contingent payment debt instruments. See "Certain United States Federal Income Tax Considerations." The Notes will bear interest at the rate of 1.00% per annum on the principal amount due at maturity (or approximately 1.10% on the Issue Price), from December 2, 1996, or from the most recent date to which interest has been paid or provided for, payable semiannually on December 2 and June 2 of each year (each an "Interest Payment Date"), commencing on June 2, 1997, to holders of record at the close of business on the November 15 or May 15 immediately preceding each Interest Payment Date. The maturity (including as a result of acceleration or otherwise), redemption or exchange of the Notes will cause OID and interest to cease to accrue thereon, under the terms and subject to the conditions of the Indenture.

     Berkshire will maintain an office or agency in New York, New York at which principal of and interest on the Notes will be paid, Salomon Common Stock (or, at the option of Berkshire at maturity or in the event of a redemption, its cash equivalent) will be delivered in any exchange for the Notes at or prior to maturity upon surrender of such Notes, and the Notes may be presented for exchange or registration of transfer, except that interest may be paid, at the option of Berkshire, by check mailed to the registered holders of the Notes. Such office or agency initially will be at the offices of an affiliate of the Trustee (and at such other offices or agencies that may be established by Berkshire for such purposes). The Notes may be transferred, combined or divided without payment of any charge other than taxes or other governmental charges involved in issuing Notes in the name of a person other than the holder of the Note.

     No sinking fund is provided for the Notes.

PAYMENT OR EXCHANGE AT MATURITY

     At maturity (including as a result of acceleration or otherwise), if both
(1) the 10-Day Average Closing Price of Salomon Common Stock and (2) the Closing Price of Salomon Common Stock on the last trading day prior to maturity are equal to or greater than the Exchange Price then in effect, each Note will be exchanged by Berkshire into shares of Salomon Common Stock at the Exchange Rate, or Berkshire may, at its option, deliver cash, in lieu of delivering shares of Salomon Common Stock, in an amount equal to the product obtained by multiplying the Exchange Rate by the Current Market Value of Salomon Common Stock at maturity. In all other circumstances, Berkshire will pay at maturity, in cash, a price per Note equal to the principal amount due at maturity (or, in the event the Notes mature prior to the Maturity Date, the Accreted Value thereof). In all events, accrued and unpaid interest to maturity shall be payable by Berkshire in cash on all Notes outstanding at maturity. The Exchange Rate or exchange consideration will be subject to adjustment upon the occurrence of certain events affecting Salomon Common Stock as described under "-- Adjustment of Exchange Rate."

     In any exchange of Notes for shares of Salomon Common Stock at maturity of the Notes, no fractional shares of Salomon Common Stock will be issued, as described under "-- Fractional Shares." Not later than 15 days prior to maturity, Berkshire will notify The Depository Trust Company and the Trustee and will publish a notice in a daily newspaper of national circulation stating whether Berkshire (1) will exchange the Notes for shares of Salomon Common Stock or (2) will deliver cash equal to the product obtained by multiplying the Exchange Rate by the Current Market Value of Salomon Common Stock at maturity, if at maturity both (A) the 10-Day Average Closing Price of Salomon Common Stock and (B) the Closing Price of Salomon Common Stock on the last trading day prior to maturity are equal to or greater than the Exchange Price then in effect. The Salomon Common Stock, if any, to which a holder is entitled upon any exchange at maturity will be delivered or made available by Berkshire as soon as practicable and, in any event, not later than the close of business on the fifth Business Day after maturity. If Berkshire delivers shares of Salomon Common Stock at maturity of the Notes, holders of the Notes will be responsible for the payment of any brokerage costs incurred upon any subsequent sale of such stock.

EXCHANGE AT OPTION OF HOLDER

     On the last trading day of each January, April, July and October, from and including January 1997 through and including July 2001 (each an "Exchange Date"), any Notes (other than Notes with respect to which a notice of exchange for Salomon Common Stock has been delivered by Berkshire prior to such Exchange
Date) will be exchangeable, at the option of the holder, for shares of Salomon Common Stock at the Exchange Rate then in effect, provided that the Closing Price of Salomon Common Stock on the Exchange Date exceeds the Exchange Price then in effect, and subject to certain additional conditions described below.

     To exchange a Note for Salomon Common Stock, a holder must, at any time during the period from the opening of business on the Business Day immediately prior to such Exchange Date until the close of business on such Exchange Date (the "Exchange Period"), (1) deliver to the Trustee (or such other office or agency that may be established by Berkshire for such purpose) a completed and manually signed exchange notice (the "Exchange Notice") on the back of such Note (or a facsimile thereof), (2) surrender or arrange for book entry transfer of such Note to the Trustee, (3) if required, furnish appropriate endorsements and transfer documents and (4) if required, pay all transfer or similar taxes. Any Exchange Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the Trustee prior to the close of business on the Exchange Date. The notice of withdrawal shall state the principal amount due at maturity and any certificate number(s) of the Notes as to which the withdrawal notice relates and the principal amount due at maturity, if any, which remains subject to the Exchange Notice, each of which must be $1,000 or an integral multiple thereof.

     Salomon has agreed with Berkshire to use its reasonable efforts to cause a shelf registration statement covering the Salomon Common Stock deliverable upon exchange of the Notes (the "Salomon Registration Statement") to be effective under the Securities Act during each Exchange Period in order to permit the Salomon Prospectus forming a part thereof to be usable by Berkshire in connection with any exchange of Notes at the option of the holder; provided however, that (1) Salomon may postpone delivery of a prospectus at any time for valid business reasons, and (2) Salomon's obligation shall cease at such time as Salomon is no longer an affiliate of Berkshire and a Salomon Prospectus is no longer required to be delivered under the Securities Act. If a Salomon Prospectus is required to be delivered and is not made available by Salomon to Berkshire for use during any Exchange Period, Berkshire shall, on or prior to the applicable Exchange Date, upon written notice to each holder that has complied with the procedures for exchange of Notes described above (an "Electing Holder"), postpone such Exchange Date from time to time until such later Business Day (the "New Exchange Date") as Berkshire is able to deliver a Salomon Prospectus or is no longer required to do so. In the event that Berkshire postpones any Exchange Date, (A) no additional Notes may be delivered to the Trustee by any holder for exchange into Salomon Common Stock at any time during the period from the original Exchange Date through and including the New Exchange Date, (B) each Electing Holder shall have the right, at any time until the New Exchange Date, to irrevocably withdraw any Notes delivered to the Trustee on or prior to the original Exchange Date, and (C) any Notes that have not been withdrawn by an Electing Holder prior to the New Exchange Date shall be exchanged for shares of Salomon Common Stock on the New Exchange Date, provided that the Closing Price of Salomon Common Stock on the New Exchange Date exceeds the Exchange Price then in effect.

     In addition, if a Reorganization Event shall have occurred as described under "-- Adjustment of Exchange Rate -- Adjustment of Exchange Consideration for Consolidation, Merger or Other Reorganization Event," the Notes shall not be exchangeable at the option of the holder for any Exchange Securities during any Exchange Period if a prospectus covering such Exchange Securities is required to be delivered by Berkshire under the Securities Act and is not available to Berkshire for use during such Exchange Period.

     Upon any exchange of Notes at the option of the holder, no payment will be made in respect of accrued but unpaid interest, unless such exchange is made concurrently with or after acceleration of the Notes following an event of default under the Indenture. The Salomon Common Stock to which a holder is entitled upon any exchange will be delivered or made available by Berkshire as soon as practicable and, in any event, not later than the close of business on the fifth Business Day after the applicable Exchange Date.

REDEMPTION OR EXCHANGE AT OPTION OF BERKSHIRE

     The Notes will not be redeemable or exchangeable at the option of Berkshire prior to December 2, 1999. Thereafter, (1) at any time when both (A) the 10-Day Average Closing Price of the Salomon Common Stock on the date on which the applicable notice of redemption is given and (B) the Closing Price of Salomon Common Stock on the last trading day prior to such date are equal to or greater than the Exchange Price then in effect, Berkshire may, at its option, either (i) exchange the Notes, in whole or in part, for shares of Salomon Common Stock at the Exchange Rate then in effect or (ii) redeem the Notes, in whole or in part, in cash at a price per Note equal to the product of the Exchange Rate then in effect and the Current Market Value of Salomon Common Stock on the date on which the applicable notice of redemption is given, and (2) at any other time, Berkshire may, at its option, redeem the Notes, in whole or in part, in cash at a price per Note equal to the Accreted Value of the Notes on the date of redemption. However, Berkshire may not give any notice of redemption for cash
(x) during the period from the beginning of any Exchange Period until the close of business on the applicable Exchange Date or New Exchange Date or (y) prior to the beginning of any Exchange Period if the redemption date would occur during or after such Exchange Period. Upon any exchange or redemption described in clause (1) above, the holders of Notes will not receive any payment representing accrued OID; such accrued OID will be deemed paid upon the receipt of Salomon Common Stock or the cash equivalent received on such exchange or redemption.

     In connection with any redemption or exchange prior to maturity of the Notes, Berkshire will notify The Depository Trust Company and the Trustee and will publish a notice in a daily newspaper of national circulation stating (1) the Exchange Rate then in effect, (2) whether the Notes will be exchanged for shares of Salomon Common Stock or redeemed for cash, (3) the redemption or exchange date (which shall be at least 15 days but not more than 30 days after the date of such notice) and (4) in the case of a redemption, the redemption price. On the exchange date with respect to any exchange of Notes for Salomon Common Stock, such Notes shall cease to be outstanding and shall be deemed to represent solely the right to receive shares of Salomon Common Stock in accordance with the terms of the

Indenture. Berkshire will pay in cash the accrued and unpaid interest on all Notes redeemed or exchanged to but excluding the date of redemption or exchange.

     The following table shows the Issue Price, accrued OID, Accreted Value and Exchange Price of the Notes as of December 2, 1999, and at each anniversary thereof through the Maturity Date. If the Notes are redeemed between any two such dates, the Accreted Value would include an additional amount reflecting the additional OID accrued from the previous date in the table, and the Exchange Price would be adjusted in accordance with the definition of such term.

                DATE              ISSUE PRICE   ACCRUED OID   ACCRETED VALUE   EXCHANGE PRICE
    ----------------------------  -----------   -----------   --------------   --------------
    December 2, 1999............    $907.78       $ 53.68       $   961.46         $54.47
    December 2, 2000............     907.78         72.66           980.44          55.55
    December 2, 2001............     907.78         92.22         1,000.00          56.66

     In any exchange of Notes for shares of Salomon Common Stock at or prior to maturity of the Notes, no fractional shares of Salomon Common Stock will be issued, as described under " -- Fractional Shares." If Berkshire exchanges Notes for shares of Salomon Common Stock, holders of the Notes will be responsible for the payment of any brokerage costs incurred upon the subsequent sale of such shares.

     If less than all the Notes then outstanding are to be redeemed or exchanged prior to maturity of the Notes, the Trustee will select those to be redeemed or exchanged as a whole or in part pro rata or by lot or by such method as the Trustee shall deem fair and appropriate. Notice of redemption or exchange will be given to holders of the Notes to be redeemed or exchanged by first-class mail, postage prepaid at their last address appearing on the Note registry books.

NO RESTRICTION ON SALE OF SALOMON STOCK

     The Indenture does not contain any restriction on the ability of Berkshire to sell, pledge or otherwise convey all or any portion of the Salomon Common Stock or Salomon Convertible Preferred Stock held by it, and no such shares of Salomon Common Stock or Salomon Convertible Preferred Stock will be pledged or otherwise held in escrow for exchange at maturity of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation of Berkshire, the Salomon Common Stock or Salomon Convertible Preferred Stock, if any, then owned by Berkshire will be subject to the claims of the creditors of Berkshire. In addition, as described herein, Berkshire will have the option under certain circumstances, exercisable in its sole discretion, to satisfy its obligations at maturity or upon redemption of the Notes by delivering to holders of the Notes either a number of shares of Salomon Common Stock or cash in an amount equal to the product obtained by multiplying such number of shares by the Current Market Value of Salomon Common Stock on the date of the related notice of redemption or the Maturity Date, as applicable. In the event of a sale, pledge or conveyance by Berkshire of the Salomon Common Stock or Salomon Convertible Preferred Stock held by it, a holder of the Notes may be more likely to receive cash in lieu of Salomon Common Stock in those circumstances in which Berkshire can elect to deliver either Salomon Common Stock or the cash equivalent. As a result, there can be no assurance that, if Berkshire can elect at maturity or upon redemption to deliver Salomon Common Stock, it will do so, or, if it does so elect, that it will use all or any portion of its current holdings of Salomon Common Stock (or will convert all or any portion of its current holdings of Salomon Convertible Preferred Stock into Salomon Common Stock) in order to make such delivery. It is Berkshire's current intention to deliver Salomon Common Stock at maturity or exchange of the Notes (if Berkshire has the right to deliver either cash or Salomon Common Stock at such time); however, Berkshire may change its intention at any time. Holders of the Notes will not be entitled, as such holders, to any rights with respect to Salomon Common Stock (including without limitation voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as Berkshire shall have delivered shares of Salomon Common Stock to holders of the Notes at or prior to maturity in accordance with the terms of the Indenture. See "Relationship Between Berkshire and Salomon".

RANKING

     The Notes will be unsecured obligations of Berkshire ranking on a parity with all other unsecured and unsubordinated indebtedness of Berkshire. Berkshire is a holding company that conducts virtually all of its operations through subsidiaries and, therefore, the Notes will effectively be subordinated to all indebtedness and liabilities of Berkshire's subsidiaries. As of September 30, 1996, Berkshire's subsidiaries had approximately $16.8 billion of total indebtedness and other liabilities, while Berkshire had no secured indebtedness. The Indenture does not limit the ability of Berkshire or its subsidiaries to incur additional indebtedness (including secured indebtedness).

ADJUSTMENT OF EXCHANGE RATE

     Adjustment for Distributions, Reclassification, etc. The Exchange Rate shall be subject to adjustment from time to time as follows:

     (1) If Salomon shall:

          (A) pay a dividend or make a distribution with respect to the Salomon Common Stock in shares of such stock;

          (B) subdivide or split the outstanding shares of Salomon Common Stock into a greater number of shares;

          (C) combine the outstanding shares of Salomon Common Stock into a smaller number of shares; or

          (D) issue by reclassification of shares of Salomon Common Stock any shares of common stock of Salomon;

then, in any such event, the Exchange Rate in effect immediately prior to such event shall be adjusted so that the holder of any Note shall thereafter be entitled to receive, upon exchange of such holder's Note by Berkshire at maturity or upon redemption, the number of shares of Salomon Common Stock that such holder would have owned or been entitled to receive immediately following such event had such Note been exchanged immediately prior to such event or any record date with respect thereto. Each such adjustment shall become effective at the opening of business on the Business Day next following the record date for determination of holders of Salomon Common Stock entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification. Each such adjustment shall be made successively.

     (2) If Salomon shall issue rights or warrants to all holders of Salomon Common Stock entitling them to subscribe for or purchase shares of Salomon Common Stock (other than rights to purchase Salomon Common Stock pursuant to (A) a plan for the reinvestment of dividends or interest or (B) pursuant to a shareholders rights plan or agreement, unless a triggering event shall have occurred thereunder) at a price per share less than the current market price of Salomon Common Stock (determined for purposes of this clause (2) as the Closing Price per share of Salomon Common Stock on the record date fixed for the determination of stockholders entitled to receive such rights or warrants), then in each case the Exchange Rate shall be adjusted by multiplying the Exchange Rate in effect immediately prior to such record date, by a fraction, of which
(x) the numerator shall be the number of shares of Salomon Common Stock outstanding at the close of business on such record date, plus the number of additional shares of Salomon Common Stock offered for subscription or purchase pursuant to such rights or warrants, and (y) the denominator shall be the number of shares of Salomon Common Stock outstanding at the close of business on such record date, plus the number of additional shares of Salomon Common Stock that the aggregate offering price of the total number of shares of Salomon Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such current market price (calculated at the Closing Price per share of Salomon Common Stock on such record date), which shall be determined by multiplying such total numbers of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such current market price. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Salomon Common Stock are not delivered after the expiration of such rights or warrants, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Salomon Common Stock actually delivered. Each such adjustment shall be made successively.

     (3) If Salomon shall pay a dividend or make a distribution to all holders of Salomon Common Stock of any class of its capital stock, evidences of its indebtedness or other assets (in each case excluding any dividends or distributions referred to in paragraph (1) above or any ordinary periodic cash dividends that do not constitute Extraordinary Cash Dividends (as defined below)) or shall issue to all holders of Salomon Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in paragraph (2) above), then in each such case, the Exchange Rate shall be adjusted by multiplying the Exchange Rate in effect on the record date mentioned below by a fraction of which (A) the numerator shall be the current market price per share of the Salomon Common Stock on the record date for the determination of stockholders entitled to receive such dividend or distribution (such current market price being determined for purposes of this paragraph as the Closing Price per share of Salomon Common Stock on such record date) and (B) the denominator shall be such current market price per share of Salomon Common Stock less the fair market value (as determined by the Board of Directors of Berkshire, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the capital stock, evidences of indebtedness or other assets so distributed or of such subscription rights or warrants applicable to one share of Salomon Common Stock; provided, however, that in the event of a distribution of shares of capital stock of a subsidiary of Salomon (a "Spin-Off") made to holders of shares of Salomon Common Stock, the numerator of such fraction shall be the sum of (i) the Closing Price of Salomon Common Stock as of the 35th trading day after the effective date of such Spin-Off and (ii) the Closing Price of the number of shares (or the fraction of a share) of capital stock of such subsidiary of Salomon on such 35th trading day which is distributed in such Spin-Off in respect of one share of Salomon Common Stock as of such 35th trading day and the denominator of which shall be the Closing Price of Salomon Common Stock as of such 35th trading day. Each such adjustment shall become effective on the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such dividend or distribution (or, in the case of an adjustment pursuant to the proviso of the immediately preceding sentence, on the Business Day next following the 35th trading day after the effective date of the Spin-Off). Each such adjustment shall be made successively.

     Any shares of Salomon Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Salomon Common Stock under paragraph (2) above.

     All adjustments to the Exchange Rate shall be calculated to the nearest 1/10,000th of a share of Salomon Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     For purposes of the foregoing, the term "Extraordinary Cash Dividend" shall mean, with respect to any consecutive 365-day period, any cash dividend with respect to Salomon Common Stock the amount of which, together with the aggregate amount of all other such cash dividends on the Salomon Common Stock occurring in such 365-day period, exceeds on a per share basis 10% of the average Closing Price per share of the Salomon Common Stock over such 365-day period, and for purposes of applying the formula set forth in paragraph (3) above, the fair market value of such dividends being calculated pursuant to such paragraph (3) shall be equal to (A) the aggregate amount of such cash dividend together with the amounts of such other cash dividends occurring in such period minus (B) the aggregate amount of such other cash dividends occurring in such period for which a prior adjustment in the Exchange Rate was previously made as described in this subsection. In making the determinations required by the foregoing sentence, the amount of cash dividends paid on a per share basis shall be appropriately adjusted to reflect the occurrence during such period of any event described in this subsection.

     Adjustment of Exchange Consideration for Consolidation, Merger or Other Reorganization Event. In the event of (1) any consolidation or merger of Salomon, or any surviving entity or subsequent surviving entity of Salomon (a "Salomon Successor"), with or into another entity (other than a merger or consolidation in which Salomon is the continuing corporation and in which the Salomon Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities ("Exchange Securities") or other property of Salomon or another corporation), (2) any statutory exchange of securities of Salomon or any Salomon Successor with another corporation (other than in connection with a merger or acquisition) or (3) any liquidation, dissolution or winding up of Salomon or any Salomon Successor (any such event, a "Reorganization Event"), if Berkshire shall have the right to deliver either cash or Salomon Common Stock at maturity or upon redemption or exchange of the Notes, then, at the option of Berkshire, each holder of Notes will receive at maturity or upon redemption or exchange, in lieu of Salomon Common Stock, cash in an amount equal to the Exchange Rate multiplied by the Transaction Value (as defined herein). Notwithstanding the foregoing, with respect to any securities received in a Reorganization Event that (A) are (i) listed on a United States national securities exchange, (ii) reported on a United States national securities system subject to last sale reporting, (iii) traded in the over-the-counter market and reported on the National Quotation Bureau or similar organization or (iv) for which bid and ask prices are available from at least three nationally recognized investment banking firms and (B) are either (x) perpetual equity securities or (y) non-perpetual equity or debt securities with a stated maturity after the Maturity Date ("Reported Exchange Securities"), Berkshire may, at its option, in lieu of delivering the amount of cash deliverable in respect of Reported Exchange Securities received in a Reorganization Event, as determined in accordance with the previous sentence, deliver a number of such Reported Exchange Securities with a value equal to such cash amount, as determined in accordance with clause (2) of the definition of Transaction Value, as applicable; provided, however, that (a) if such option is exercised, Berkshire shall deliver Reported Exchange Securities in respect of all, but not less than all, cash amounts that would otherwise be deliverable in respect of Reported Exchange Securities received in a Reorganization Event, (b) Berkshire may not exercise such option if Berkshire has elected to deliver cash in lieu of Salomon Common Stock deliverable at maturity or upon redemption and
(c) Berkshire must exercise such option if Berkshire does not elect to deliver cash in lieu of Salomon Common Stock deliverable at maturity or upon redemption. If Berkshire elects to deliver Reported Exchange Securities, each holder of Notes will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such Reported Exchange Securities. If, following any Reorganization Event, any Reported Exchange Security ceases to qualify as a Reported Exchange Security, then (x) Berkshire may no longer elect to deliver such Reported Exchange Security in lieu of an equivalent amount of cash and (y) notwithstanding clause (2) of the definition of Transaction Value, the Transaction Value of such Reported Exchange Security shall mean the fair market value of such Reported Exchange Security on the date such security ceases to qualify as a Reported Exchange Security, as determined by a nationally recognized investment banking firm selected for this purpose by Berkshire.

     If a Reorganization Event shall occur, subject to certain conditions described under "-- Exchange at Option of Holder," upon exchange of any Notes at the option of the holder, each holder of a Note will have the right to receive the kind and amount of cash, Exchange Securities or other property receivable upon such Reorganization Event by a holder of the number of shares of Salomon Common Stock for which such Note might have been exchanged immediately prior to such Reorganization Event (assuming that such holder failed to exercise his rights of election, if any, as to the kind or amount of cash, Exchange Securities, and other property receivable in such Reorganization Event).

     The kind and amount of securities into which the Notes shall be exchangeable by Berkshire after consummation of any Reorganization Event shall be subject to adjustment as described above in "Adjustment of Exchange
Rate -- Adjustment for Distributions, Reclassification, etc." following the date of consummation of such transaction.

     Notice of Adjustments and Certain Other Events. (1) Whenever the Exchange Rate or the consideration receivable upon exchange is adjusted as previously described, Berkshire shall:

          (A) forthwith compute the adjusted Exchange Rate as described above in "Adjustment of Exchange Rate -- Adjustment for Distributions, Reclassification, etc." or the adjusted exchange consideration described above in "Adjustment of Exchange Rate -- Adjustment of Exchange Consideration for Consolidation, Merger or Other Reorganization Event" and prepare a certificate signed by an officer of Berkshire setting forth the adjusted Exchange Rate or exchange consideration, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the Trustee; and

          (B) within 10 Business Days following the occurrence of an event that permits or requires an adjustment to the Exchange Rate or exchange consideration as described in "Adjustment of Exchange Rate -- Adjustment for Distributions, Reclassification, etc." and "Adjustment of Exchange Rate -- Adjustment of Exchange Consideration for Consolidation, Merger or Other Reorganization Event" (or if Berkshire is not aware of such occurrence, as soon as practicable after becoming so aware), provide written notice to the Trustee and to the holders of the outstanding Notes of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Rate or exchange consideration was determined and setting forth the revised Exchange Rate or exchange consideration per Note.

     (2) In case at any time while any of the Notes are outstanding Berkshire receives notice that:

          (A) Salomon has declared a dividend (or any other distribution) on or in respect of the Salomon Common Stock to which clause (1) or (2) of "Adjustment of Exchange Rate -- Adjustment for Distributions, Reclassification, etc." shall apply (other than any cash dividends and distributions, if any, paid from time to time by Salomon that do not constitute Extraordinary Cash Dividends);

          (B) Salomon has authorized the issuance to all holders of Salomon Common Stock of rights or warrants to subscribe for or purchase shares of Salomon Common Stock or of any other subscription rights or warrants;

          (C) there shall be proposed any conversion or reclassification of Salomon Common Stock (other than a subdivision or combination of outstanding shares of such Salomon Common Stock) or any consolidation, merger or reorganization to which Salomon is a party and for which approval of any stockholders of Salomon is required; or

          (D) there shall be proposed the voluntary or involuntary dissolution, liquidation or winding up of Salomon;

then Berkshire shall promptly cause to be delivered to the Trustee and filed at the office or agency maintained for the purpose of exchange of Notes in the Borough of Manhattan, in The City of New York by the Trustee, and shall promptly cause to be mailed to the holders of the Notes at their last addresses as they shall appear upon the registration books of the Securities Registrar, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one is specified), a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or grant of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Salomon Common Stock to be entitled to such dividend, distribution or grant of rights or warrants are to be determined, or (ii) the date, if known by Berkshire, on which such reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective.

FRACTIONAL SHARES

     No fractional shares of Salomon Common Stock will be issued if any Notes are exchanged for shares of Salomon Common Stock at or prior to maturity. If more than one Note from the same holder is exchanged for Salomon Common Stock at one time, the number of full shares of Salomon Common Stock to be delivered upon exchange shall be computed on the basis of the aggregate number of Notes from such holder so exchanged at that time. In lieu of any fractional share otherwise issuable in respect of all Notes of any holder that are exchanged at or prior to maturity, such holder shall be entitled to receive an amount in cash equal to the product of such fraction of a share and the Current Market Value of Salomon Common Stock on the applicable Exchange Date (in the case of an exchange at the option of the holder), the date on which the related notice of exchange is given (in the case of an exchange at the option of Berkshire) or the Maturity Date, as applicable.

BOOK-ENTRY SYSTEM

     The Notes will be issued in the form of one or more global securities (the "Global Securities") deposited with The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary.

     The Depositary has advised Berkshire and the Underwriters as follows: The Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities of persons who have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. Such participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the Depositary's book-entry system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance of a Global Security, the Depositary or its nominee will credit the respective Notes represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee for such Global Securities. Ownership of beneficial interests in such Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary, or its nominee, is the registered owner of a Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payment of principal of and any interest on the Notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of Berkshire, the Trustee, any paying agent or any securities registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Berkshire expects that the Depositary, upon receipt of any payment of principal or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. Berkshire also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     A Global Security may not be transferred except as a whole by the Depositary to a nominee or a successor of the Depositary. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Berkshire within ninety days, Berkshire will issue Notes in definitive registered form in exchange for the Global Security representing such Notes. In addition, Berkshire may at any time and in its sole discretion determine not to have any Notes represented by one or more Global Securities and, in such event, will issue Notes in definitive form in exchange for all of the Global Securities representing the Notes. Further, if Berkshire so specifies with respect to the Notes, an owner of a beneficial interest in a Global Security representing Notes may, on terms acceptable to Berkshire and the Depositary for such Global Security, receive Notes in definitive form. Moreover, if there shall have occurred and be continuing an Event of Default, or an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to any Notes represented by one or more Global Securities, such Global Securities shall be exchangeable for Notes in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Notes represented by such Global Security equal in number to that represented by such beneficial interest and to have such Notes registered in its name.

DEFEASANCE

     The provisions in the accompanying Prospectus regarding defeasance of Debt Securities will not be applicable to the Notes.

LISTING

     An application has been filed to list the Notes on the NYSE. The Salomon Common Stock is currently listed and traded on the NYSE under the symbol "SB".

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN DEFINITIONS

     "Accreted Value" of a Note means the Issue Price of such Note plus accrued OID thereon.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE, banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

     "Closing Price" of any security on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date or, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or if such security is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq Stock Market, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices for such security from each of at least three nationally recognized investment banking firms selected for such purpose by Berkshire, or if such quotes are not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm selected for this purpose by Berkshire.

     "Current Market Value" of Salomon Common Stock on any date of determination means the greater of (1) the 10-Day Average Closing Price of Salomon Common Stock as of such date and (2) the Closing Price of Salomon Common Stock on the trading day immediately preceding such date (or, if determined after the close of business on any trading day, the Closing Price of Salomon Common Stock on such trading day).

     "Exchange Price" of a Note on any date means (1) the Accreted Value of such Note on such date divided by (2) the Exchange Rate in effect on such date.

     "OID" means original issue discount calculated on a constant yield basis using $1,000 principal amount due at maturity based on the excess of the principal amount due at maturity over the Issue Price.

     "Tax OID" means original issue discount for U.S. Federal income tax purposes calculated on a constant yield basis determined as described in "Certain United States Federal Income Tax Considerations."

     "10-Day Average Closing Price" of Salomon Common Stock as of any date of determination means the average Closing Price of Salomon Common Stock on the 10 trading days immediately prior to such date (or, if determined after the close of business on any trading day, the average Closing Price of Salomon Common Stock on such trading day and the nine trading days immediately prior to such date).

     A "trading day" means any day on which the security the Closing Price of which is being determined (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

     "Transaction Value" means (1) for any cash received in any Reorganization Event, the amount of cash received per share of Salomon Common Stock, (2) for any Reported Exchange Securities received in any Reorganization Event, an amount equal to the average Closing Price per security of such Reported Exchange Securities on the 10 trading days immediately prior to maturity or the date on which the notice of redemption or exchange is given, as applicable, multiplied by the number of such Reported Exchange Securities received for each share of Salomon Common Stock and (3) for any property received in any Reorganization Event other than cash or such Reported Exchange Securities, an amount equal to the fair market value of the property received per share of Salomon Common Stock on the date such property is received, as determined by a nationally recognized investment banking firm selected for this purpose by Berkshire; provided, however, that in the case of clause (2), (A) with respect to securities that are Reported Exchange Securities by virtue of only clause (A)(iv) of the definition of Reported Exchange Securities, Transaction Value with respect to any such Reported Exchange Securities means the average of the mid-point of the last bid and ask prices for such Reported Exchange Security as of maturity or such notice date from each of at least three nationally recognized investment banking firms selected for such purpose by Berkshire multiplied by the number of such Reported Exchange Securities received for each share of Salomon Common Stock and (B) with respect to all other Reported Exchange Securities, if there are not 10 trading days for any particular Reported Exchange Security occurring after the 60th calendar day immediately prior to, but not including, the date of maturity or such notice date, Transaction Value with respect to such Reported Exchange Security means the market value per security of such Reported Exchange Security as of maturity or such notice date as determined by a nationally recognized investment banking firm selected for such purpose by Berkshire multiplied by the number of such Reported Exchange Securities received for each share of Salomon Common Stock.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a general summary of the material United States ("U.S.") Federal income tax considerations that may be relevant to a holder of Notes that is a U.S. Holder (as defined below). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Furthermore, there can be no assurance that the Internal Revenue Service would not take a position contrary to those expressed herein. This summary deals only with U.S. Holders that hold the Notes as capital assets and does not address all aspects of U.S. Federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. Federal income tax law (including, but not limited to, life insurance companies, dealers in securities, financial institutions, tax-exempt organizations, persons having a functional currency other than the U.S. dollar, and persons holding the Notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction). This summary also does not address the state, local or foreign tax consequences of an investment in the Notes.

     As used herein, the term "U.S. Holder" means a holder of a Note that is, for U.S. Federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation for U.S. Federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate or trust the income of which is subject to U.S. Federal income taxation regardless of its source, or (4) a person otherwise subject to U.S. Federal income taxation on a net basis in respect of such holder's ownership of a Note.

TAXATION OF THE NOTES

     Berkshire has received an opinion of Munger, Tolles & Olson, counsel to Berkshire, that the Notes will be treated as single debt instruments subject to recently issued U.S. Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). Berkshire intends to treat each Note as a contingent payment debt instrument subject to the Contingent Payment Regulations, and by accepting Notes, holders thereof agree to this treatment and to report all income (or loss) with respect to the Notes in accordance with those regulations. The Contingent Payment Regulations require the application of a "noncontingent bond" method to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second succeeding paragraph, under the noncontingent bond method, a U.S. Holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual rate of 6.31% (the "comparable yield"). Accordingly, for purposes of the Contingent Payment Regulations, a U.S. Holder of a Note will be assumed to be entitled to receive, in respect of the Note, semi-annual payments of interest at a rate of 1.00%, as well as a fixed payment (in stock) of $1,174.87 on December 2, 2001 (the "Payment Schedule"). The fixed payment due on December 2, 2001 is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of the Note and taking into account the Note's Issue Price.

     The comparable yield and the Payment Schedule are used to determine accruals of interest for tax purposes only and are not assurances by Berkshire with respect to the actual yield of, or payments to be made in respect of, the Note. The comparable yield and the Payment Schedule do not necessarily represent Berkshire's expectations regarding such yield or the amounts of such payments.

     Each Note is being issued at a price of $907.78 per $1,000 principal amount due at maturity, which represents OID of 9.222% from the principal amount due at maturity of the Note. The amount of OID on a Note for U.S. Federal income tax purposes ("Tax OID"), however, will be greater than the amount of OID on the Note described in the preceding sentence, because the relevant tax rules require that Tax OID be accrued at the comparable yield, rather than on the stated coupon plus the OID on the Note. Under the Tax OID rules of the Code, and the Treasury regulations promulgated thereunder, a U.S. Holder, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the Note for all days during the taxable year that the U.S. Holder owns the Note. As a result, a U.S. Holder of a Note that employs the cash method of accounting will be required to include amounts in respect of Tax OID accruing on the Note in taxable income each year, whether or not the current receipt of cash from the Note is sufficient to pay any resulting tax.

     The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of the Note at the beginning of the accrual period by the comparable yield of the Note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a Note at the beginning of any accrual period generally will be the sum of its Issue Price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods.

     When a U.S. Holder sells, exchanges or otherwise disposes of a Note (including the repayment of the Note on the Maturity Date or the exercise by Berkshire or the U.S. Holder of its respective option to exchange the Notes for Salomon Common Stock) (a "disposition"), the U.S. Holder's gain (or loss) on such disposition will equal the difference between the amount received by the U.S. Holder for the Note and the U.S. Holder's tax basis in the Note. Upon the repayment of a Note on the Maturity Date or on an earlier exercise by Berkshire or the U.S. Holder of its respective exchange option, the U.S. Holder will be treated as receiving an amount equal to the fair market value of any Salomon Common Stock received by such holder, plus any cash received in lieu of fractional shares. A U.S. Holder's tax basis (i.e., adjusted cost) in a Note will be equal to the U.S. Holder's original purchase price for the Note, plus any Tax OID accrued by the U.S. Holder and less the amount of any payments received by such holder while holding such Note. Any gain realized by a U.S. Holder on a disposition will be treated as ordinary interest income. Any loss realized by a U.S. Holder on a disposition will be treated as ordinary loss, to the extent of the U.S. Holder's Tax OID inclusions with respect to the obligation up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual U.S. Holder generally will be allowed a deduction for any such loss without regard to the two-percent miscellaneous itemized deduction rule of section 67 of the Code. Any capital loss recognized by a U.S. Holder will be a long-term capital loss if such U.S. Holder has held such Note for more than one year, and a short-term capital loss in other cases. If a U.S. Holder receives Salomon Common Stock in a disposition, such holder will have a basis in that stock equal to the stock's fair market value on the date of the disposition. Additionally, the U.S. Holder's holding period in the Salomon Common Stock will begin the day after the disposition.

     A U.S. Holder that purchases a Note in the secondary market for an amount that differs from the Note's adjusted issue price at the time of purchase will be required to accrue Tax OID on the contingent debt obligation in accordance with the comparable yield and Payment Schedule, even if market conditions have changed since the date of issuance. If the difference between a U.S. Holder's purchase price for the Note and the adjusted issue price of the Note is attributable to a change in interest rates, the U.S. Holder will be required to allocate that difference among all remaining Tax OID accruals on the Note. If the difference between a U.S. Holder's purchase price for the Note and the adjusted issue price of the Note is attributable to a change in expectations as to the payment to be made by Berkshire on the Maturity Date, the U.S. Holder will be required to allocate that difference to the payment on the Maturity Date. Adjustments allocated to either a Tax OID accrual or the payment on the Maturity Date are taken into account at the time the corresponding Tax OID is accrued or payment is made. If the purchaser's basis is greater than the adjusted issue price of the Note, the excess is treated as a "negative adjustment" that reduces such Tax OID accruals or payment; if the purchaser's basis is less than the adjusted issue price, the difference is treated as a "positive adjustment" that similarly increases such Tax OID accruals or payment. Any negative and positive adjustments of the kind described above made by a U.S. Holder of a Note in respect of any difference between its purchase price and the adjusted issue price of the Note on the date of purchase decrease or increase, respectively, the U.S. Holder's basis in the Note, in a manner consistent with the operation of the general premium and market discount rules that such adjustments supersede.

     Certain U.S. Holders may receive Forms 1099-OID reporting Tax OID accruals on a Note. Those forms may not, however, reflect the effects of any positive or negative adjustments resulting from the U.S. Holder's purchase of a Note in the secondary market at a price that differs from its adjusted issue price on the date of purchase. U.S. Holders are urged to consult their tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A U.S. Holder may be subject to information reporting and to backup withholding at a rate of 31 percent with respect to payments made on a Note, or the proceeds of the sale of a Note before maturity, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

TAXATION OF SALOMON COMMON STOCK

  Distributions on Salomon Common Stock. The gross amount of any distribution made by Salomon to a U.S. Holder with respect to the Salomon Common Stock generally will be includible in the income of a U.S. Holder as dividend income to the extent that such distribution is paid out of Salomon's current or accumulated earnings and profits as determined under U.S. Federal income tax principles. Subject to certain limitations, United States corporations holding Salomon Common Stock that receive dividends thereon generally will be eligible for a dividends-received deduction equal to 70% of the dividends received. If the amount of any distribution exceeds Salomon's current and accumulated earnings and profits as so computed, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder's tax basis in its Salomon Stock, and thereafter as gain from the sale or exchange of property.

  Dispositions of Salomon Common Stock. A U.S. Holder generally will recognize capital gain or loss for U.S. Federal income tax purposes on the sale or disposition of Salomon Common Stock in an amount equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder's tax basis in the Salomon Common Stock. Any such gain or loss will be long-term gain or loss if the U.S. Holder held the Salomon Common Stock for more than one year. As discussed above, a U.S. Holder that received Salomon Common Stock from Berkshire in a disposition of a Note will have a basis in that Salomon Common Stock equal to that stock's fair market value on the date of such disposition of the Note. Additionally, the U.S. Holder's holding period in the Salomon Common Stock will begin the day after such disposition of the Note.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Underwriting Agreement, Berkshire has agreed to sell to the Underwriters named below, and each of the Underwriters has severally agreed to purchase from Berkshire, the principal amount of the Notes set forth opposite its name below:

                                                                           PRINCIPAL
                                UNDERWRITERS                            AMOUNT OF NOTES
        -------------------------------------------------------------   ---------------
        Salomon Brothers Inc.........................................    $ 146,666,668
        Goldman, Sachs & Co..........................................      146,666,666
        Smith Barney Inc. ...........................................      146,666,666
                                                                          ------------
                  Total..............................................    $ 440,000,000
                                                                          ============

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes if any are purchased.

     Berkshire has been advised that the Underwriters propose to offer the Notes to the public initially at the offering price set forth on the cover of this Prospectus Supplement and to certain dealers at such price less a selling concession of not more than 0.817% of such principal amount of the Notes; that the Underwriters may allow, and each such dealer may reallow, to other dealers a concession not exceeding 0.100% of such principal amount of the Notes; and that such Issue Price and such concession and reallowance may be changed by the Underwriters after completion of the offering of the Notes.

     Berkshire has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement (or, if such 30th day is not a Business Day, on the next Business Day thereafter), to purchase up to an additional $60,000,000 aggregate principal amount of the Notes at the Issue Price set forth on the cover page hereof, less the underwriting discount. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the Notes offered hereby.

     Each of Berkshire and Salomon has agreed that it will not, for a period of 90 days after the date of this Prospectus Supplement, without the written consent of Salomon Brothers, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any shares of Salomon Common Stock, or any securities convertible into or exchangeable for, shares of Salomon Common Stock; provided, however, that such restriction shall not affect the ability of Berkshire, Salomon or their subsidiaries to take any such actions in connection with the offer and sale of the Notes or any exchange at or prior to maturity pursuant to the terms of Notes; and provided, further, that Salomon may sell or register shares of Salomon Common Stock or grant options to purchase the same, in either case, pursuant to any employee or director stock option plan, stock ownership plan or dividend reinvestment plan of Salomon in effect as of the date of this Prospectus.

     Berkshire and Salomon have agreed in the Underwriting Agreement to indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act or to contribute to payments the Underwriters or their controlling persons may be required to make in respect thereof. Berkshire and Salomon have also agreed to indemnify each other and their controlling persons with respect to certain liabilities, including liabilities under the Securities Act, or contribute to payments in respect thereof.

     Berkshire has been advised by the Underwriters (other than Salomon Brothers) that they may make a market in the Notes but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given that an active public market for the Notes will develop.

     Salomon Brothers is a wholly owned subsidiary of Salomon. Berkshire beneficially owns Salomon Common Stock and Salomon Preferred Stock representing approximately 18% of the voting power of Salomon. Mr. Buffett, Mr. Munger, and Louis A. Simpson, President and Chief Executive Officer-Capital Operations of GEICO Corporation, are directors of Salomon. Because of such ownership and other relationships between Berkshire and Salomon Brothers, Berkshire may be deemed to be an affiliate of

Salomon Brothers. Accordingly, the offering is being made pursuant to the provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. See "Relationship between Berkshire and Salomon" in this Prospectus Supplement and "Ownership of Company Securities by Berkshire" in the Salomon Prospectus.

     In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged in and may in the future engage in commercial and investment banking transactions with Berkshire, Salomon and their affiliates.

                             VALIDITY OF THE NOTES

     The validity of the Notes offered hereby will be passed upon for Berkshire by Munger, Tolles & Olson, Los Angeles, California. Certain legal matters relating to the Notes will be passed on for Salomon by Cravath, Swaine & Moore, New York, New York, and for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cravath, Swaine & Moore has previously represented, and may continue to represent, GEICO Corporation in connection with its significant legal matters.

PROSPECTUS

BERKSHIRE HATHAWAY INC.

DEBT SECURITIES

Berkshire Hathaway Inc. ("Berkshire") intends from time to time to issue in one or more series its debt securities (the "Debt Securities") with an aggregate initial public offering price or purchase price of up to $453,890,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including the European Currency Unit. The Debt Securities of each series will be offered on terms to be determined at the time of sale. When a particular series of Debt Securities is offered, a supplement to this Prospectus (the "Prospectus Supplement") will be delivered with this Prospectus setting forth with respect to such series; the designation and principal amount offered; the rate and time of payment of interest, if any; the maturity or maturities; the currency in which the Debt Securities are denominated (which may be U.S. Dollars or foreign currencies, including the European Currency Unit); the terms for a sinking, purchase or analogous fund, if any; the terms for redemption or early repayment, if any; the terms for conversion or exchange of such series for securities of Berkshire or another issuer, if any; any other terms of such series; the purchase price and other terms of the offering; and any listing on a securities exchange.

The Debt Securities may be sold (1) through underwriting syndicates represented by one or more managing underwriters or through one or more underwriters; (2) through agents designated from time to time; or (3) directly to institutional purchasers. Any such managing underwriters or underwriters will include Salomon Brothers Inc. The names of any underwriters or agents of Berkshire involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to Berkshire from such sale will also be set forth in the Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November 26, 1996

                             AVAILABLE INFORMATION

     Berkshire is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All such reports, proxy statements and other information filed with the Commission concerning Berkshire can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding Berkshire. Berkshire's Class A Common Stock and Class B Common Stock are each listed on the New York Stock Exchange. Reports, proxy statements, information statements and other information concerning Berkshire can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Berkshire has filed with the Commission a registration statement on Form S-3 (herein together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of charges prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Berkshire with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-10125) are incorporated herein by reference: (1) Berkshire's Annual Report on Form 10-K for the year ended December 31, 1995; (2) Berkshire's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (3) Berkshire's Current Reports on Form 8-K filed on January 16, 1996, February 15, 1996, March 27, 1996, July 26, 1996, and October 16, 1996.

     All documents filed by Berkshire pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus, and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date of filing of such documents.

     Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Each person, including any beneficial owner, to whom a copy of this Prospectus is delivered may obtain, without charge, upon written or oral request, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to the Corporate Secretary, Berkshire Hathaway Inc., 1440 Kiewit Plaza, Omaha, Nebraska 68131. Telephone requests for such copies should be directed to the Corporate Secretary at (402) 346-1400.

                            BERKSHIRE HATHAWAY INC.

     Berkshire is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business, which Berkshire conducts through subsidiaries referred to collectively as the Berkshire Hathaway Insurance Group. See
"-- Berkshire Hathaway Insurance Group." The investment portfolios of the insurance subsidiaries include meaningful equity ownership percentages of other publicly traded companies. See "-- Common Stock Investments." In addition, Berkshire publishes the Buffalo News, a daily and Sunday newspaper in upstate New York, and its non-insurance subsidiaries engage in a variety of manufacturing, publication, retail and finance businesses. See "-- Non-Insurance Businesses of Berkshire."

     Operating decisions for the various insurance and non-insurance businesses of Berkshire are made by the managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, Berkshire's Chairman, in consultation with Charles T. Munger, its Vice-Chairman.

     Berkshire's executive offices are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number at that location is (402) 346-1400.

  Berkshire Hathaway Insurance Group

     The Berkshire Hathaway Insurance Group (the "Group") operates a primary or direct insurance business nationwide and a reinsurance business worldwide. The largest subsidiary in the Group is National Indemnity Company ("National Indemnity"), headquartered in Omaha, Nebraska with offices also in Stamford, Connecticut. Also included in this Group is GEICO Corporation ("GEICO"), the seventh largest auto insurer in the United States.

     The Group maintains capital strength at high levels, significantly higher than normal in the industry. This capital strength differentiates Group members from their competitors. For example, in each of the five years from 1991 through 1995 the Group's ratio of net premiums written to year-end statutory surplus was 10% or less; the addition of GEICO will cause the Group's ratio to increase in 1996 to a presently estimated 15%-20%. The industry average net premiums-to-surplus ratio from 1991 through 1995 ranged from 113% to 141% (based on statistics published by A.M Best & Company).

     Because it maintains large capital in relation to annual premiums written, Berkshire can pay losses under the most adverse circumstances. This obvious margin of safety is very attractive to the Group's insureds, and creates opportunities for the Group to negotiate and enter into contracts of insurance specially designed to meet unique needs of sophisticated insurance and reinsurance buyers. Berkshire's capital base also allows the Group to issue policies with limits larger than other insurance companies are typically prepared to write. Finally, large capital combined with low overhead allows the Group to respond to insurance opportunities with exceptional speed and be selective about the business it writes. The Group can forbear from writing policies when it perceives rates to be inadequate. Conversely, it can more fully utilize its capital strength when better-than-industry-average results may be expected.

     Reinsurance. The Reinsurance Division of National Indemnity, located in Stamford, Connecticut, provides excess of loss and quota share treaty reinsurance to other property/casualty insurers and reinsurers. Minimal organizational resources, but huge financial resources, are currently devoted to this business.

     During 1990, management of the Group perceived declines in industry capacity and competition for megacatastrophe excess-of-loss reinsurance ("super-cat") coverages. Consequently, National Indemnity has written coverages for a number of such risks. Management believes that in recent years the Group has been the largest provider in the world of this type of coverage. These coverages may provide sizeable amounts of indemnification per contract, and a single event may result in payments under a number of contracts. Berkshire's present underwriting standards (which are subject to change) seek to limit Berkshire's exposure to a loss from a single event to $1 billion in excess of the premium earned. This business can produce extreme volatility in reported periodic results. Accounting consequences, however, do not influence decisions of Berkshire's management with respect to this or any other business, and this fact plus the Group's extraordinary financial strength are believed to be the primary reasons why the Group has become a major provider of these coverages.

     Since 1992, there has been a substantial increase in catastrophe reinsurance capacity for the industry. Most of the additional capacity has arisen from equity capital raised by newly-formed entities. Berkshire management has observed that, in some instances, catastrophe reinsurance prices have fallen below the amounts that it considered adequate. The result was a decrease in the level of business accepted in 1995. Management anticipates that the level of business accepted in 1996, and possibly in subsequent years as well, may also be reduced.

     In recent years, the Group has entered into several non-traditional reinsurance arrangements known as finite risk contracts. These contracts have become increasingly significant in the Group's business and the property/casualty insurance marketplace. These reinsurance agreements provide essentially traditional coverages but also contractually establish minimum and maximum payouts by the reinsurer. Minimum payout requirements may call for repayments to the reinsured, on specified dates, of sums not otherwise paid out by the reinsurer as losses. The amount of risk transferred, while significant, is limited. Because the period over which claims are expected to be paid can be lengthy, the time value of money is an important element in pricing and setting terms for these contracts. Transaction amounts and limits of indemnification are likely to be large. In addition, a single contract may relate to loss occurrences in a number of lines of business that span a number of years.

     Providers of such non-traditional products need significant financial strength. Increased competition for such business and new accounting standards for ceding companies have limited the number of opportunities to write such business, particularly with respect to retroactive reinsurance coverages of past loss events. However, the occasional acceptance of such business continues to produce considerable premium volume.

     Primary or Direct Basis Insurance. The Group also writes insurance on a primary or direct basis (policies issued in the name of and to the insured party). The Group's primary or direct business was significantly expanded when GEICO became a wholly owned subsidiary of Berkshire on January 2, 1996.

     GEICO, through its own subsidiaries, is a multiple line property casualty insurer, the principal business of which is writing private passenger automobile insurance. GEICO markets its policies to individuals in 48 states and the District of Columbia by direct response methods, which is a major aspect of GEICO's strategy to be a low-cost provider of such coverages.

     Other Group members engaged in primary or direct basis insurance underwrite multiple lines of principally casualty coverages nationwide for primarily commercial accounts. These members write business through insurance agents and brokers. The traditional business of National Indemnity has been largely in providing liability coverages for commercial truck and bus operators and related commercial transportation activities that require specialized underwriting knowledge and techniques. The Commercial Casualty Division and Professional Liability and Special Risk Division of National Indemnity solicit and underwrite especially large or unusual risks. Other member companies, referred to as "homestate operations," market various commercial coverages for standard risks to insured in an increasing number of selected states. The Group also insures the credit card debt of policyholders through Berkshire's 82%-owned Central States Indemnity Co. of Omaha, which markets to individuals through credit card issuers nationwide, and provides workers' compensation insurance primarily to employers in California through Cypress Insurance Company.

     Underwriting Results and "Float." The increases in reinsurance business in recent years have produced an exceptional increase in the amount of "float" generated by the Group. Float is an estimate of the net investable funds provided by policyholders to the Group and held by it prior to payment of claims and claims adjustment expenses. Float arises because of the time lapse between the dates premiums are paid by policyholders and the dates policy costs, primarily losses and loss adjustment expenses, are paid. Float equals the sum of unpaid losses, unpaid loss adjustment expenses, unearned premiums, and other liabilities to policyholders, less the aggregate of premium balances receivable, amounts recoverable as reinsurance on paid and unpaid losses, deferred policy acquisition costs, deferred charges applicable to assumed reinsurance and prepaid income taxes. The Group generates float in exceptional amounts relative to premium volume. Since 1967, when Berkshire entered the insurance business, its float has grown at an annual compounded rate of 20.7%.

     The "cost" of float in any year is the underwriting loss that occurs when premiums earned by an insurer are less than losses and expenses incurred by the insurer for the year. In years when an underwriting profit is achieved, as the Group has in each of the past three years, the "cost" of float is negative; that is, the Group has had access to money at no cost. The following table shows the Group's pre-tax underwriting profit or loss (stated on the basis of generally accepted accounting principles and not including GEICO), average float, and approximate cost of float (compared to the year-end yield on long-term U.S. Treasury bonds) for the past five years:


                                  (1)                                                       YEAR-END
                             UNDERWRITING            (2)             APPROXIMATE       YIELD ON LONG-TERM
                              GAIN (LOSS)       AVERAGE FLOAT       COST OF FUNDS       GOVERNMENT BONDS
                            ---------------    ---------------    -----------------    ------------------
                            (IN $ MILLIONS)    (IN $ MILLIONS)    (RATIO OF 1 TO 2)
        1991.............        (119.6)           1,895.0             6.31%                  7.40%
        1992.............        (109.0)           2,290.4             4.76%                  7.39%
        1993.............          30.0            2,624.7          less than zero            6.35%
        1994.............         129.0            3,056.6          less than zero            7.88%
        1995.............          19.6            3,607.2          less than zero            5.95%

Underwriting results from the last three years have benefitted from the profitability of the super-cat business. This business has produced underwriting gains of approximately $152 million, $240 million, and $110 million in 1995, 1994 and 1993, respectively, but is virtually certain to produce huge losses in some years in the future.

  Common Stock Investments

     Berkshire's investment portfolio, held principally through insurance subsidiaries, includes marketable equity securities valued at approximately $25.6 billion as of September 30, 1996. Such investments include:

                                                              APPROXIMATE PERCENTAGE
                                                                 OF CAPITAL STOCK
                                                              ----------------------
            American Express Company.......................             10%
            The Coca-Cola Company..........................              8%
            The Walt Disney Company........................              3 1/2%
            Federal Home Loan Mortgage Company.............              9%
            The Gillette Company...........................             11%
            Salomon Inc....................................             18%*
            The Washington Post Company....................             16%
            Wells Fargo & Company..........................              8%

---------------

* Includes Salomon preferred stock with a carrying value of $588 million as of September 30, 1996 not included in the $25.6 billion stated above.

     Much information about these publicly-owned companies is available, including that released from time to time by the companies themselves.

  Non-Insurance Businesses of Berkshire

     Berkshire's non-insurance businesses engage in a variety of manufacturing, publication, retail, and finance activities. Berkshire's non-insurance businesses accounted for approximately 62% of Berkshire's consolidated revenues and 26% of consolidated net earnings in 1995.

                                USE OF PROCEEDS

     Except as otherwise set forth in the Prospectus Supplement, the proceeds to be received by Berkshire from the sale of the Debt Securities will be used for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities are to be issued under an indenture, dated as of December 1, 1987 (the "Indenture"), between Berkshire and State Street Bank and Trust Company (as successor trustee to The First National Bank of Boston), as trustee (the "Trustee"). The Indenture is an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indenture. Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

     The Debt Securities offered by this Prospectus will be limited to an aggregate initial public offering price of up to $453,890,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including the European Currency Unit. The Indenture provides that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. (Section 301) The Debt Securities will be unsecured obligations of Berkshire and will rank pari passu with all other unsecured and unsubordinated obligations of Berkshire.

     Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of such Debt Securities, including, where applicable: (1) the designation, aggregate principal amount, currency or currencies and denominations of such Debt Securities; (2) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (3) the date or dates on which such Debt Securities will mature; (4) the currency or currencies in which such Debt Securities are being sold and in which the principal of and any premium and interest on such Debt Securities will be payable and, if the holders of any such Debt Securities may elect the currency in which payments thereon are to be made, the manner of such election; (5) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest; (6) the date from which such interest on such Debt Securities will accrue, the dates on which such interest will be payable and the date on which payment of such interest will commence; (7) the dates on which and the price or prices at which such Debt Securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or required repayment; (8) whether such Debt Securities are to be issued in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Securities; (9) any additional restrictive covenants included for the benefit of holders of such Debt Securities; (10) additional Events of Default provided with respect to such Debt Securities; (11) whether such Debt Securities will be convertible or exchangeable for securities of Berkshire or another issuer; and (12) any other specific terms of or matters relating to such Debt Securities.

     Principal, premium, if any, and interest will be payable at the Place of Payment designated for such Debt Securities, provided that payment of interest may, at the option of Berkshire, be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. (Section 307)

     The Debt Securities will be issued only in fully registered form, without coupons. Debt Securities of a series may be issued in the form of one or more Global Securities, as described below under "Global Securities." Unless the Prospectus Supplement specifies otherwise, the Debt Securities will be issued only in denominations of $1,000 or any integral multiple thereof. The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denomination thereof. (Section 302 and 305)

     Debt Securities of any series (other than a Global Security) will be exchangeable into an equal aggregate principal amount of Debt Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. (Section 305)

     Debt Securities (other than Global Securities) may be presented for exchange or for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. No service charge will be made for any transfer or exchange of the Debt Securities, but Berkshire may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount which may bear no interest or interest at a rate which is below the market rate. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 101)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of one or more fully registered Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary or any other nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Section 305)

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. Berkshire anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by Berkshire if such Debt Securities are offered and sold directly by Berkshire. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture.

Except as set forth below or in the Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security or securities representing such Debt Securities. None of Berkshire, the Trustee, and Paying Agent or the Security Registrar will have a responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Berkshire expects that the Depositary for a series of Debt Securities, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security or Securities for such Debt Securities as shown on the records of such Depositary. Berkshire also expects that payments by participants to owners of beneficial interests in such Global Security or Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If a Depositary for a series of Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Berkshire within ninety days, Berkshire will issue Debt Securities for such series in definitive form in exchange for the Global Security or Securities representing such Series of Debt Securities. In addition, Berkshire may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by a Global Security or Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such series of Debt Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to have Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities of such series so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

DEFEASANCE

     At Berkshire's option, either (1) Berkshire will be Discharged (as hereinafter defined) from any and all obligations in respect of any series of Debt Securities or (2) Berkshire shall cease to be under any obligations to comply with the restriction on its ability to merge, consolidate or sell assets as set forth in the Indenture, in either case if it deposits irrevocably with the Trustee, in trust, specifically for the benefit of the holders of such series, money or Government Obligations (as hereinafter defined) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the written opinion of a nationally recognized firm of independent accountants in the case of Government Obligations or a combination of money and Government Obligations) to pay all the principal of, and interest on, the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise such option, Berkshire is required to deliver to the Trustee an opinion of a nationally recognized tax counsel to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

     The term "Discharged" is defined to mean that Berkshire is deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Debt Securities of such series, except (1) the rights of holders of the Debt Securities of such series to receive, from the trust fund described above, payment of the principal of and the interest on the Debt Securities of such series when such payments are due, (2) Berkshire's obligations with respect to the Debt Securities of such series with respect to registration, transfer, exchange maintenance of a paying office and holding money in trust and (3) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture.

     The term "Government Obligations" is defined to mean securities that are
(1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality or the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under either clause are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligations or a specific payment of interest on or principal of any such Government Obligations held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligations evidenced by such depository receipt. (Article Thirteen)

EVENTS OF DEFAULT, WAIVER AND NOTICE

     Events of default with respect to any series of Debt Securities are defined in the Indenture as being: (1) default for thirty days in payment of any interest on any Debt Security of such series; (2) default in payment of principal of or premium, if any, on any Debt Security of such series when due;
(3) default in the deposit of any sinking fund payment on any Debt Security of such series when due: (4) default for ninety days after notice to Berkshire by the Trustee or by the holders of 25% in principal amount of Debt Securities of such series then outstanding in performance of any other covenant in the Indenture; (5) acceleration of the maturity of any indebtedness for money borrowed by Berkshire or any Consolidated Subsidiary (as defined) of $5,000,000 or more at the time outstanding, if such acceleration is by reason of default by Berkshire or such Consolidated Subsidiary and is not rescinded or annulled within ten days after notice by the Trustee or the holders of 25% in principal amount of Debt Securities of such series then outstanding; and (6) certain events of bankruptcy, insolvency and reorganization. (Section 501) The Indenture provides that if an event of default specified therein with respect to any series of Debt Securities shall occur and be continuing, either the Trustee or the holders of 25% in principal amount of Debt Securities of such series then outstanding may declare the principal of and accrued but unpaid interest on all Debt Securities of such series to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of any series of Debt Securities then outstanding may on behalf of the holders of all Debt Securities of such series waive any past default or event of default with respect to Debt Securities of such series except a default not theretofore cured in payment of the principal of or premium, if any, or interest on any Debt Securities of such series. (Sections 502 and 513)

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default with respect to any series of Debt Securities to act with the required standard of care, to be indemnified by the holders of Debt Securities of such series before proceeding to exercise any right or power under the Indenture at the request of the holders. (Section 603) The Indenture provides that no holder of Debt Securities may institute any proceeding, judicial or otherwise, to enforce the Indenture except in the case of failure of the Trustee, for sixty days, to act after the Trustee has been given (1) notice of default with respect to Debt Securities of such series, (2) a request to enforce the Indenture by the holders of not less than 25% in aggregate principal amount of Debt Securities of such series then outstanding and (3) an offer of reasonable indemnity. (Section 507) This provision will not prevent any holder of Debt Securities from enforcing payment of the principal thereof and premium, if any, and interest thereon at the respective due dates thereof. (Section 508) The holders of a majority in aggregate principal amount of any series of Debt Securities then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on it with resect to Debt Securities of such series. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that would be unjustly prejudicial to holders of Debt Securities of such series not joining therein. (Section 512)

     The Indenture provides that the Trustee will, within ninety days after the occurrence of a default with respect to any series of Debt Securities known to it, give to the holders of Debt Securities of such series notice of such default known to it not cured or waived, but, except in the case of a default in the payment of principal of or premium, if any, or interest on Debt Securities of such series, the Trustee shall be protected in withholding of such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of Debt Securities of such series. (Section 602)

CONSOLIDATION, MERGER OR SALE OF ASSETS OF BERKSHIRE

     Berkshire shall not consolidate with or merge into any other corporation or sell all or substantially all of its assets, unless (1) the corporation formed by such consolidation or into which Berkshire is merged or the corporation which acquires its assets is organized in the United States and expressly assumes all of the obligations of Berkshire under the Indenture and (2) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which Berkshire is merged or to which such sale is made, shall succeed to, and be substituted for, Berkshire under the Indenture. (Sections 801 and 802)

MODIFICATION AND WAIVER

     The Indenture permits Berkshire and the Trustee, with the consent of the holders of 66 2/3% in principal amount of the Debt Securities at the time outstanding thereunder and affected thereby to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of Debt Securities of such series, except that no supplemental indenture may, without the consent of all holders of such affected series of Debt Securities, (1) change the maturity of Debt Securities or any installment of interest thereon or reduce the principal amount thereof or the interest thereon, or change any place of payment or the coin or currency in which a Debt Security is payable or affect the right of any holder to institute suit for the enforcement of payment in accordance with the foregoing, or (2) reduce the aforesaid percentage of Debt Securities of such series, the consent of the holders of which is required for any such supplemental indenture. Compliance by Berkshire with certain restrictive covenants may be waived in particular cases with the consent of the holders of 66 2/3% in principal amount of the outstanding Debt Securities of each series affected thereby. (Section 902)

                              PLAN OF DISTRIBUTION

     Berkshire may sell the Debt Securities in any of three ways: (1) through underwriters or dealers; (2) through agents; or (3) directly to a limited number of institutional purchasers or to a single purchaser. The Prospectus Supplement with respect to the Debt Securities being offered thereby will set forth the terms of the offering of such Debt Securities, including the name or names of any underwriters, the purchase price of such Debt Securities and the proceeds to Berkshire from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters. Any managing underwriters or underwriters will include Salomon Brothers Inc. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities offered by the Prospectus Supplement if any of such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Debt Securities may be sold directly by Berkshire or through agents designated by Berkshire from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Berkshire to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, Berkshire will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from Berkshire at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with Berkshire to indemnification by Berkshire against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the company or its affiliates in the ordinary course of business.

                                 ERISA MATTERS

     Berkshire and Salomon Brothers Inc may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA may arise if the Debt Securities are acquired by a pension or other employee benefit plan with respect to which Salomon Brothers Inc is a service provider, unless such Debt Securities are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. Any such pension or employee benefit plan proposing to invest in the Debt Securities should consult with its legal counsel.

                                    EXPERTS

     The financial statement schedules incorporated in this Prospectus by reference from Berkshire's Annual Report on Form 10-K for the year ended December 31, 1995 and the restated financial statements incorporated by reference from Berkshire's Current Report on Form 8-K dated July 16, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of GEICO incorporated by reference in Berkshire's Current Report on Form 8-K dated March 27, 1996, which is incorporated in this Prospectus by reference, have been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Debt Securities will be passed upon for Berkshire by Munger, Tolles & Olson, Los Angeles, California, and for the underwriters, if any, by counsel named in the applicable Prospectus Supplement.

PROSPECTUS SUPPLEMENT                                                 APPENDIX A
(To Prospectus Dated November 26, 1996)

7,766,000 SHARES

SALOMON INC

COMMON STOCK
(PAR VALUE $1.00 PER SHARE)

This Prospectus Supplement relates to 7,766,000 shares (subject to adjustment as described below) of Common Stock, par value $1.00 per share (the "Common Stock"), of Salomon Inc (the "Company"), that may be delivered by Berkshire Hathaway Inc. ("Berkshire") upon exchange for its 1.00% Senior Exchangeable Notes Due December 2, 2001 (the "Notes") at or prior to maturity in accordance with the terms of such Notes. The number of shares of Common Stock that may be delivered by Berkshire upon exchange for the Notes is subject to adjustment upon the occurrence of certain events as described in the anti-dilution provisions of the Notes. This Prospectus Supplement, together with the attached Prospectus, constitutes Appendix A to a prospectus of Berkshire (the "Berkshire Prospectus") covering the sale of $440,000,000 aggregate principal amount of Notes. The Company will not receive any of the net proceeds from the sale of the Notes or delivery thereunder of the shares of Common Stock covered hereby.

Berkshire has granted the Underwriters of the Notes a 30-day option to purchase up to an additional $60,000,000 aggregate principal amount of Notes, which, upon their redemption by Berkshire or at maturity, may be exchangeable, at Berkshire's option, for an additional 1,059,000 shares (subject to adjustment as described above) of Common Stock. Such option to purchase additional Notes has been granted solely to cover over-allotments, if any.

The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "SB." On November 25, 1996, the closing sale price of Common Stock was $46 5/8 per share. See "Price Range of Common Stock."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is November 26, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock of the Company is listed on the NYSE under the symbol "SB." The following table sets forth the high and low sales prices of the Common Stock as reported on the NYSE and the dividends paid per share thereon for the calendar periods listed below:

                                                                                    DIVIDENDS
                                                                  HIGH     LOW      PER SHARE
                                                                  ----     ----     ---------
1994
  First Quarter.................................................  $52 3/4  $44 3/4    $ .16
  Second Quarter................................................  52 5/8   47 1/4       .16
  Third Quarter.................................................  48 1/4   38 1/2       .16
  Fourth Quarter................................................    42       35         .16
1995
  First Quarter.................................................  40 1/8   32 1/4       .16
  Second Quarter................................................  43 1/4   33 1/4       .16
  Third Quarter.................................................  41 1/8   34 3/4       .16
  Fourth Quarter................................................  40 5/8   33 7/8       .16
1996
  First Quarter.................................................  39 1/4   34 7/8       .16
  Second Quarter................................................  44 1/4   36 1/8       .16
  Third Quarter.................................................  46 7/8     38         .16
  Fourth Quarter (through November 25, 1996)....................    49     44 1/8       .16

     For a recent closing price of the Common Stock, see the cover page of this Prospectus Supplement.

     As of November 22, 1996, there were 11,559 record holders of the Common Stock, including The Depository Trust Company which holds shares of Common Stock on behalf of an indeterminate number of beneficial owners.

                  OWNERSHIP OF COMPANY SECURITIES BY BERKSHIRE

     Assuming that Berkshire were to deliver the maximum number of shares of Common Stock deliverable upon exchange of the Notes at the initial exchange rate applicable thereto, Berkshire would beneficially own 13,604,437 shares (12,545,437 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock, representing approximately 11.3% (10.4% if the Underwriters' over-allotment option is exercised in full) of the outstanding voting power of the Company, in each case based on the number of shares of Common Stock and the Company's 9.00% Series A Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") beneficially owned by Berkshire as of November 25, 1996, and assuming full conversion of such Convertible Preferred Stock and no disposition of Common Stock by Berkshire other than upon exchange of the Notes.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Underwriting Agreement, Berkshire has agreed to sell to the Underwriters named below, and each of the Underwriters has severally agreed to purchase from Berkshire, the principal amount of the Notes set forth opposite its name below:

                                                                             PRINCIPAL
                               UNDERWRITERS                                AMOUNT OF NOTES
    -------------------------------------------------------------------    -------------
    Salomon Brothers Inc...............................................     $146,666,668
    Goldman, Sachs & Co................................................      146,666,666
    Smith Barney Inc...................................................      146,666,666
                                                                              ----------
              Total....................................................     $440,000,000
                                                                              ==========

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes if any are purchased.

     Berkshire has been advised that the Underwriters propose to offer the Notes to the public initially at the offering price set forth on the cover of the Berkshire Prospectus and to certain dealers at such price less a selling concession of not more than 0.817% of such principal amount of the Notes; that the Underwriters may allow, and each such dealer may reallow, to other dealers a concession not exceeding 0.100% of such principal amount of the Notes; and that such public offering price and concession and reallowance may be changed by the Underwriters after completion of the offering of the Notes.

     Berkshire has granted to the Underwriters an option, exercisable for 30 days from the date of the Berkshire Prospectus (or, if such 30th day shall not be a business day, on the next business day thereafter), to purchase up to an additional $60,000,000 aggregate principal amount of the Notes at the public offering price set forth on the cover page of the Berkshire Prospectus, less the underwriting discount. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the Notes.

     Each of Berkshire and the Company has agreed that it will not, for a period of 90 days after the date of the Berkshire Prospectus, without the written consent of Salomon Brothers Inc, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any shares of Common Stock, or any securities convertible into or exchangeable for, shares of Common Stock; provided, however, that such restriction shall not affect the ability of Berkshire, the Company or their subsidiaries to take any such actions in connection with the offer and sale of the Notes or any exchange at or prior to maturity pursuant to the terms of Notes; and provided, further, that the Company may sell or register shares of Common Stock or grant options to purchase the same, in either case, pursuant to any employee or director stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect as of the date of the Berkshire Prospectus.

     Berkshire and the Company have agreed in the Underwriting Agreement to indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or contribute to payments the Underwriters or their controlling persons may be required to make in respect thereof. The Company and Berkshire have also agreed to indemnify each other and their controlling persons with respect to certain liabilities, including liabilities under the Securities Act, or contribute to payments in respect thereof.

     Berkshire has been advised by the Underwriters (other than Salomon Brothers
Inc) that they may make a market in the Notes but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given that an active public market for the Notes will develop.

     In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged in and may in the future engage in commercial and investment banking transactions with Berkshire, the Company and their affiliates.

PROSPECTUS

SALOMON INC

COMMON STOCK
(PAR VALUE $1.00 PER SHARE)

This Prospectus relates to an indeterminate number of shares (the "Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of Salomon Inc (the "Company"), that may be deliverable by Berkshire Hathaway Inc. ("Berkshire") upon exchange of exchangeable debt securities having an aggregate public offering price of up to $453,890,000 (the "Berkshire Exchangeable Debt Securities") that may be offered by Berkshire. The Common Stock deliverable by Berkshire upon exchange of the Berkshire Exchangeable Debt Securities may include shares of Common Stock currently owned by Berkshire or its affiliates and/or shares of Common Stock hereafter acquired by Berkshire or its affiliates upon conversion of shares of the Company's 9.00% Series A Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock"), through open market purchases, or in privately negotiated transactions. See "Ownership of Company Securities by Berkshire." The Company will not receive any of the net proceeds from the sale of the Berkshire Exchangeable Debt Securities or delivery thereunder of the Shares covered hereby.

The specific terms of the Berkshire Exchangeable Debt Securities will be set forth in one or more prospectuses of Berkshire (the "Berkshire Prospectus"), to which this Prospectus, together with a Prospectus Supplement, will constitute Appendix A. This Prospectus may not be used unless accompanied by a Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Berkshire Exchangeable Debt Securities may be sold (i) through underwriting syndicates represented by one or more managing underwriters or through one or more underwriters; (ii) through agents designated from time to time; or (iii) directly to institutional purchasers. Any such managing underwriters or underwriters will include Salomon Brothers Inc. The names of any underwriters or agents involved in the sale of the Berkshire Exchangeable Debt Securities and any applicable commissions or discounts will be set forth in the Berkshire Prospectus.

The Common Stock is traded on the New York Stock Exchange under the symbol "SB."

The date of this Prospectus is November 26, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or through the World Wide Web (http://www.sec.gov). In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Company Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Company Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Company Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Company Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-4346), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 10-K"); (ii) the Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) the Current Reports on Form 8-K dated January 23, 1996, February 1, 1996, February 12, 1996, April 23, 1996, April 29, 1996, May 30, 1996, June 5, 1996, June 26,
1996, June 28, 1996, July 23, 1996, September 12, 1996 and October 22, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, SALOMON INC, SEVEN WORLD TRADE CENTER, NEW YORK, NEW YORK 10048. TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY AT (212) 783-7000.

                               ------------------

                                  SALOMON INC

     Salomon Inc conducts global investment banking, global securities and commodities trading, and U.S. oil refining and gathering activities. Investment banking activities are conducted by Salomon Brothers Holding Company Inc and its subsidiaries, including Salomon Brothers Inc ("Salomon Brothers"). Salomon Brothers provides capital raising, advisory, trading and risk management services to its customers, and executes proprietary trading strategies on its own behalf. Salomon Inc's commodities trading activities are conducted by the Company's wholly owned subsidiary, Phibro Inc., and its subsidiaries. Oil refining and gathering activities are conducted by Basis Petroleum, Inc. At November 8, 1996, the Company employed 8,639 people.

     The Company's principal executive offices are located at Seven World Trade Center, New York, New York 10048 (telephone (212) 783-7000). Its registered office in Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                  OWNERSHIP OF COMPANY SECURITIES BY BERKSHIRE

     As of the date of this Prospectus, Berkshire beneficially owns 21,370,437 shares of Common Stock, representing approximately 18% of the outstanding voting power of the Company. Such beneficial ownership consists of (i) 10,317,806 shares of Common Stock held by subsidiaries of Berkshire and (ii) 420,000 shares of Convertible Preferred Stock held by subsidiaries of Berkshire, which shares are convertible, at the option of the holder, into 11,052,631 shares of Common Stock at the current conversion rate.

     In October 1987, pursuant to a Purchase Agreement dated September 27, 1987, between the Company and Berkshire (the "Purchase Agreement"), the Company issued to certain affiliates of Berkshire an aggregate of 700,000 shares of Convertible Preferred Stock. In the Purchase Agreement, Berkshire (which for purposes of the Purchase Agreement includes the affiliates of Berkshire) agreed that (i) Berkshire will not sell any Company securities owned by it to a third party without first giving the Company or its designee a reasonable opportunity to purchase such securities at the same price and on the same terms and conditions proposed with respect to an anticipated sale by Berkshire to a third party, and
(ii) if the Company does not exercise its right of first refusal and buy Company securities which Berkshire proposes to sell, Berkshire will not knowingly sell to any one entity or group acting in concert Company securities giving such entity or group securities which amount in the aggregate to over 5% of the Company voting stock outstanding at the time of the sale. In the Purchase Agreement, the Company agreed to use its best efforts to nominate and elect Warren E. Buffett and Charles T. Munger, or two other Berkshire representatives reasonably acceptable to the Company, to the Company's Board of Directors, so long as Berkshire owns at least 5% of the Company's outstanding voting securities.

     On October 31, 1995, pursuant to the terms of the Certificate of Designation of the Convertible Preferred Stock, the Company redeemed 140,000 shares of Convertible Preferred Stock for a redemption price of $140,000,000. On October 29, 1996, Berkshire converted the 140,000 shares of Convertible Preferred Stock that would otherwise have been redeemed by the Company on October 31, 1996, into 3,684,206 shares of Common Stock. If the shares called for redemption are not previously converted, one-third of the remaining 420,000 shares of Convertible Preferred Stock are to be redeemed annually on each October 31 of 1997 through 1999 at $1,000 per share plus any accrued but unpaid dividends. No cash dividends may be paid on the Common Stock, nor may the Company repurchase any of its Common Stock, if dividends or required redemptions of the Convertible Preferred Stock are in arrears.

     Berkshire has advised the Company that it is considering engaging in a transaction at some future date that may over time result in a reduction in Berkshire's shareholding in the Company. In this connection, Berkshire has advised the Company that it is considering whether to sell Berkshire Exchangeable Debt Securities, and has asked the Company, pursuant to the Company's obligations under the Purchase Agreement, to file the Company Registration Statement registering the Shares covered hereby. Pursuant to the Purchase Agreement, the Company will pay certain expenses arising in connection with such registration. In addition, the Company will waive its right of first refusal under the Purchase Agreement with respect to the delivery of Shares in exchange for any Berkshire Exchangeable Debt Securities.

     Berkshire has also advised the Company that, depending upon its evaluation of market conditions and investment alternatives, Berkshire may effect other types of transactions that could result in a disposition of a portion of its shares of Common Stock, or may determine not to effect any such transaction. Berkshire expects to remain a large shareholder of the Company even if, over time, it disposes of a portion of its shares of Common Stock. In that connection, Berkshire has advised the Company that Mr. Buffett, Berkshire's Chairman and Chief Executive Officer, and Mr. Munger, its Vice Chairman, expect to remain on the Company's Board of Directors, with Mr. Buffett continuing to serve as Chairman of the Executive Committee. In addition, Louis A. Simpson, President and Chief Executive Officer--Capital Operations of GEICO Corporation, a wholly owned subsidiary of Berkshire, would expect to remain a director of the Company and to continue serving as Chairman of the Audit Committee.

     Each Prospectus Supplement will set forth the number of shares of Common Stock that would be beneficially owned by Berkshire assuming that Berkshire were to deliver the maximum number of Shares deliverable upon exchange of the Berkshire Exchangeable Debt Securities offered thereby at the exchange rate applicable thereto, as well as any change in the ownership of Company securities by Berkshire since the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company is subject to the detailed provisions of the Company's Certificate of Incorporation and bylaws as currently in effect (the "Bylaws"). This description does not purport to be complete or to give full effect to the terms of the provisions of statutory or common law and is subject to, and qualified in its entirety by reference to, the Certificate of Incorporation and the Bylaws, each of which has been incorporated by reference as an exhibit to the Company Registration Statement of which this Prospectus is a part.

COMMON STOCK

     As of the date of this Prospectus, the Company's Certificate of Incorporation authorizes the issuance of 250,000,000 shares of Common Stock. As of November 22, 1996, 109,039,278 shares of Common Stock were outstanding.

     Subject to the rights of the holders of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. Subject to the provisions of the Bylaws with respect to the closing of the transfer books and the fixing of a record date, holders of shares of Common Stock are entitled to one vote per share of Common Stock held on all matters requiring a vote of the holders of Common Stock. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled, the holders of Common Stock shall be entitled to share ratably, according to the number of shares held by them, in all remaining assets of the Company available for distribution. Shares of Common Stock are not redeemable and have no subscription, conversion or preemptive rights.

     The outstanding shares of Common Stock are listed on the New York Stock Exchange and trade under the symbol "SB." The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

PREFERRED STOCK

     The Company is authorized by its Certificate of Incorporation to issue 5,000,000 shares of preferred stock, without par value, which may be issued from time to time in one or more series and, subject to the provisions of the Certificate of Incorporation applicable to all series of preferred stock, shall have such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Company's Board of Directors or a duly authorized committee thereof.

     As of the date of this Prospectus, the Company has outstanding (i) 400,000 shares of 8.08% Cumulative Preferred Stock, Series D, (ii) 500,000 shares of 8.40% Cumulative Preferred Stock, Series E, and (iii) 420,000 shares of Convertible Preferred Stock. See "Ownership of Company Securities by Berkshire." Each outstanding series of preferred stock ranks on parity as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. There are also currently authorized and reserved for issuance 690,000 shares of 9.50% Cumulative Preferred Stock, Series F (the "Series F Preferred Stock"), which shares are issuable pursuant to purchase contracts of the Company, each of which requires the purchase on June 30, 2021 (or earlier if accelerated by the Company) of a depositary share representing one-twentieth of a share of Series F Preferred Stock. These purchase contracts were issued in connection with the offering by SI Financing Trust I of 13,800,000 9 1/2% Trust Preferred Stock(SM) (TRUPS(SM)) Units, each consisting of a 9 1/4% Preferred Security fully and unconditionally guaranteed by the Company and one purchase contract.

     There are currently reserved for issuance up to 2,500,000 shares of Series B Junior Participating Preferred Stock of the Company, which shares are issuable upon the exercise of certain preferred share purchase rights (collectively, the "Rights"). The Rights will become exercisable only if a person or group (other than Berkshire and its affiliates) acquires or (unless exercisability is delayed by the Company's Board of Directors) announces an offer to acquire 20% or more (which percentage may be reduced to not less than 10% by the Company's Board of Directors prior to the time the Rights become exercisable) of the outstanding shares of Common Stock. Shares of Series B Junior Participating Preferred Stock issued upon the exercise of the Rights will rank junior to all shares of any other class of the Company's preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

                              PLAN OF DISTRIBUTION

     The Shares covered hereby will be deliverable only upon exchange of the Berkshire Exchangeable Debt Securities, and may include shares of Common Stock currently owned by Berkshire or its affiliates and/or shares of Common Stock hereafter acquired by Berkshire or its affiliates upon conversion of shares of Convertible Preferred Stock, through open market purchases, or in privately negotiated transactions. See "Ownership of Company Securities by Berkshire."

     Berkshire may sell the Berkshire Exchangeable Debt Securities in any of three ways: (i) through underwriting syndicates represented by one or more managing underwriters or through one or more underwriters; (ii) through agents designated from time to time; or (iii) directly to institutional purchasers. Any such managing underwriters or underwriters will include Salomon

Brothers. The Berkshire Prospectus will set forth the terms of the offering of the Berkshire Exchangeable Debt Securities, including the name or names of any underwriters or agents, the purchase price of such Berkshire Exchangeable Debt Securities and the proceeds to Berkshire from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Berkshire Exchangeable Debt Securities may be listed.

     If accompanied by a Prospectus Supplement indicating that it may be used for such purpose, this Prospectus also may be used by Berkshire in connection with any exchange of Berkshire Exchangeable Debt Securities for Common Stock at the option of the holder.

     Salomon Brothers is a wholly owned subsidiary of the Company. Berkshire beneficially owns Common Stock and Convertible Preferred Stock representing approximately 18% of the outstanding voting power of the Company. Mr. Buffett, Mr. Munger, and Mr. Simpson are directors of the Company. Because of such ownership and other relationships between Salomon Brothers and Berkshire, Berkshire may be deemed to be an affiliate of Salomon Brothers. Accordingly, any offering of the Shares covered hereby will be made pursuant to the provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

                                    EXPERTS

     The financial statements and related schedules included in the 1995 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL OPINIONS

     Certain legal matters will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York, and for any agents or underwriters of the Berkshire Exchangeable Debt Securities by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cravath, Swaine & Moore has previously represented, and may continue to represent, GEICO Corporation, a wholly owned subsidiary of Berkshire, in connection with its significant legal matters.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
            PROSPECTUS SUPPLEMENT
Price Range of Common Stock...........   S-2
Ownership of Company Securities by
  Berkshire...........................   S-2
Plan of Distribution..................   S-3
                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Salomon Inc...........................     3
Ownership of Company Securities by
  Berkshire...........................     3
Description of Capital Stock..........     4
Plan of Distribution..................     5
Experts...............................     6
Legal Opinions........................     6

7,766,000 SHARES
SALOMON INC
COMMON STOCK
(PAR VALUE $1.00 PER SHARE)
PROSPECTUS SUPPLEMENT

DATED NOVEMBER 26, 1996

NO DEALER, SALESPERSON OR ANY INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BERKSHIRE OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BERKSHIRE SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Prospectus Summary....................   S-3
Risk Factors Relating to the Notes....   S-6
Salomon Inc...........................   S-8
Relationship Between Berkshire and
  Salomon.............................   S-8
Price Range of Salomon Common Stock
  and Dividend Policy.................  S-10
Use of Proceeds.......................  S-10
Selected Consolidated Financial Data
  of Berkshire........................  S-11
Capitalization of Berkshire...........  S-13
Description of the Notes..............  S-14
Certain United States Federal Income
  Tax Considerations..................  S-25
Plan of Distribution..................  S-28
Validity of the Notes.................  S-29
                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Berkshire Hathaway Inc................     3
Use of Proceeds.......................     6
Description of Debt Securities........     6
Plan of Distribution..................    10
ERISA Matters.........................    11
Experts...............................    11
Legal Opinions........................    12
                 APPENDIX A
Prospectus Relating to Salomon Common
  Stock
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$440,000,000

BERKSHIRE HATHAWAY INC.
1.00% SENIOR
EXCHANGEABLE NOTES
DUE DECEMBER 2, 2001

SALOMON BROTHERS INC
GOLDMAN, SACHS & CO.
SMITH BARNEY INC.
PROSPECTUS SUPPLEMENT

DATED NOVEMBER 26, 1996